Exhibit 10.1
AMENDED AND RESTATED
CREDIT AGREEMENT
Dated as of May 29, 2007
among
LCC INTERNATIONAL, INC.,
as the Borrower,
THE SUBSIDIARIES OF THE BORROWER IDENTIFIED HEREIN,
as the Guarantors,
BANK OF AMERICA, N.A.,
as Administrative Agent
and
THE OTHER LENDERS PARTY HERETO
Arranged By:
BANC OF AMERICA SECURITIES LLC,
as Sole Lead Arranger and Book Manager

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	1
1.01 Defined Terms	1
1.02 Other Interpretive Provisions	22
1.03 Accounting Terms	23
1.04 Times of Day	24
ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS	24
2.01 Revolving Loans	24
2.02 Borrowings, Conversions and Continuations of Loans	24
2.03 Prepayments	25
2.04 Termination or Reduction of Aggregate Revolving Commitments	26
2.05 Repayment of Loans	27
2.06 Interest	27
2.07 Fees	28
2.08 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	28
2.09 Evidence of Debt	28
2.10 Payments Generally; Administrative Agent’s Clawback	29
2.11 Sharing of Payments by Lenders	30
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY	31
3.01 Taxes	31
3.02 Illegality	32
3.03 Inability to Determine Rates	33
3.04 Increased Costs	33
3.05 Compensation for Losses	34
3.06 Mitigation Obligations; Replacement of Lenders	35
3.07 Survival	35
ARTICLE IV GUARANTY	36
4.01 The Guaranty	36
4.02 Obligations Unconditional	36
4.03 Reinstatement	37
4.04 Certain Additional Waivers	37
4.05 Remedies	37
4.06 Rights of Contribution	38
4.07 Guarantee of Payment; Continuing Guarantee	38
ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	38
5.01 Conditions of Closing	38
5.02 Conditions of Initial Borrowing	40
5.03 Conditions to all Loans	40
ARTICLE VI REPRESENTATIONS AND WARRANTIES	41
6.01 Existence, Qualification and Power	41
6.02 Authorization; No Contravention	41
6.03 Governmental Authorization; Other Consents	41
6.04 Binding Effect	41
6.05 Financial Statements; No Material Adverse Effect	42
6.06 Litigation	42
6.07 No Default	43
6.08 Ownership of Property	43
6.09 Environmental Compliance	43

i

6.10 Insurance	44
6.11 Taxes	44
6.12 ERISA Compliance	44
6.13 Subsidiaries	45
6.14 Margin Regulations; Investment Company Act	45
6.15 Disclosure	45
6.16 Compliance with Laws	45
6.17 Intellectual Property; Licenses, Etc.	46
6.18 Solvency	46
6.19 Perfection of Security Interests in the Collateral	46
6.20 Business Locations; Taxpayer Identification Number	46
6.21 Labor Matters	46
ARTICLE VII AFFIRMATIVE COVENANTS	46
7.01 Financial Statements	47
7.02 Certificates; Other Information	47
7.03 Notices	49
7.04 Payment of Obligations	50
7.05 Preservation of Existence, Etc.	50
7.06 Maintenance of Properties	50
7.07 Maintenance of Insurance	50
7.08 Compliance with Laws	51
7.09 Books and Records	51
7.10 Inspection Rights	51
7.11 Use of Proceeds	51
7.12 Additional Guarantors	51
7.13 ERISA Compliance	52
7.14 Pledged Assets	52
ARTICLE VIII NEGATIVE COVENANTS	53
8.01 Liens	53
8.02 Investments	54
8.03 Indebtedness	55
8.04 Fundamental Changes	56
8.05 Dispositions	56
8.06 Restricted Payments	56
8.07 Change in Nature of Business	57
8.08 Transactions with Affiliates and Insiders	57
8.09 Burdensome Agreements	57
8.10 Use of Proceeds	57
8.11 Financial Covenants	57
8.12 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity	58
8.13 Ownership of Subsidiaries	58
8.14 Sale Leasebacks	58
8.15 Amendment to Certain Acquisition-Related Documents	59
8.16 Consolidated Capital Expenditures	59
8.17 Prepayment of Subordinated Debt, Etc.	59
ARTICLE IX EVENTS OF DEFAULT AND REMEDIES	59
9.01 Events of Default	59
9.02 Remedies Upon Event of Default	61
9.03 Application of Funds	62
ARTICLE X ADMINISTRATIVE AGENT	63

10.01 Appointment and Authority	63
10.02 Rights as a Lender	63
10.03 Exculpatory Provisions	63
10.04 Reliance by Administrative Agent	64
10.05 Delegation of Duties	64
10.06 Resignation of Administrative Agent	64
10.07 Non-Reliance on Administrative Agent and Other Lenders	65
10.08 No Other Duties; Etc.	65
10.09 Administrative Agent May File Proofs of Claim	65
10.10 Collateral and Guaranty Matters	66
10.11 Intercreditor Agreement	66
ARTICLE XI MISCELLANEOUS	67
11.01 Amendments, Etc.	67
11.02 Notices; Effectiveness; Electronic Communications	68
11.03 No Waiver; Cumulative Remedies	70
11.04 Expenses; Indemnity; and Damage Waiver	70
11.05 Payments Set Aside	71
11.06 Successors and Assigns	72
11.07 Treatment of Certain Information; Confidentiality	74
11.08 Set-off	75
11.09 Interest Rate Limitation	75
11.10 Counterparts; Integration; Effectiveness; Amendment and Restatement	76
11.11 Survival of Representations and Warranties	76
11.12 Severability	76
11.13 Replacement of Lenders	76
11.14 Governing Law; Jurisdiction; Etc.	77
11.15 Waiver of Right to Trial by Jury	78
11.16 No Advisory or Fiduciary Responsibility	78
11.17 USA PATRIOT Act Notice	79

SCHEDULES
2.01	Commitments and Applicable Percentages
6.10	Insurance
6.13	Subsidiaries
6.17	IP Rights
6.20(a)	Locations of Real Property
6.20(b)	Locations of Tangible Personal Property
6.20(c)	Location of Chief Executive Office, Taxpayer Identification Number, Etc.
6.20(d)	Changes in Legal Name, State of Formation and Structure
8.01	Liens Existing on the Closing Date
8.02	Investments Existing on the Closing Date
8.03	Indebtedness Existing on the Closing Date
11.02	Certain Addresses for Notices

EXHIBITS

2.02	Form of Loan Notice
2.09(a)	Form of Note
7.02(b)	Form of Compliance Certificate
7.02(c)	Form of Borrowing Base Certificate
7.12	Form of Joinder Agreement
11.06	Form of Assignment and Assumption

AMENDED AND RESTATED CREDIT AGREEMENT
     This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of May 29, 2007 among LCC INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent.
     The Loan Parties are party to a Credit Agreement dated as of March 9, 2006 (as amended, supplemented or otherwise modified from time to time until (but not including) the date of this Agreement, the “Existing Credit Agreement”) with Bank of America, N.A., as lender.
     The parties to this Agreement desire to amend the Existing Credit Agreement as set forth herein and to restate the Existing Credit Agreement in its entirety to read as follows. This Agreement is not a novation of the Existing Credit Agreement.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01 Defined Terms.
     As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business or division of, another Person or (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person.
     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The initial amount of the Aggregate Revolving Commitments in effect on the Closing Date is THIRTY MILLION DOLLARS ($30,000,000).
     “Agreement” means this Credit Agreement.

     “Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time; provided that if the commitment of each Lender to make Revolving Loans has been terminated pursuant to Section 9.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

	Consolidated		Eurodollar Rate
Pricing Tier	Leverage Ratio	Commitment Fee	Based Loans	Base Rate Loans
1	≤ 2.5 to 1.0	0.250%	2.50%	1.50%

2	> 2.5 to 1.0	0.250%	3.00%	2.00%
Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Tier 2 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.02(b), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b) for the fiscal quarter ending June 30, 2007 shall be determined based upon Pricing Tier 2.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and book manager.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06 or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease, (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease).
     “Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, including the notes thereto.
     “Availability Period” means, with respect to the Revolving Commitments, the period from and including the Effective Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.04, and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 9.02.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 0.50% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
     “Borrower” has the meaning specified in the introductory paragraph hereto.
     “Borrower Materials” has the meaning specified in Section 7.02.
     “Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
     “Borrowing Base” means (a) during the period commencing on the Closing Date and ending on the sixtieth day following the Closing Date, at the relevant time of reference thereto, the sum of (i) the amount of the Borrowing Base calculated in accordance with clause (b) below plus (ii) $2,500,000 and (b) at all other times, at the relevant time of reference thereto, an amount equal to the sum of, without duplication: (i) 80% of Eligible Domestic Accounts Receivable plus (ii) 75% of Eligible Foreign Accounts Receivable plus (iii) 25% of Eligible S&A Accounts Receivable plus (iv) 50% of Eligible Unbilled Receivables plus (v) 25% of Eligible Unbilled S&A Receivables, in each case as set forth in the most recent Borrowing Base Certificate delivered to the Administrative Agent in accordance with the terms of Section 7.02(c). Notwithstanding the foregoing, from and after the first date that the Consolidated Senior Leverage Ratio as calculated based on information set forth in a Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b) is less than 1.5 to 1.0, the Borrowing Base as of any date of determination shall be equal to the Aggregate Revolving Commitments in effect on such date of determination.

     “Borrowing Base Certificate” has the meaning specified in Section 7.02(c).
     “Brazil Subsidiary” means LCC do Brasil, Ltda, a company formed under the laws of Brazil.
     “Business” has the meaning specified in Section 6.09.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rat Based Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.
     “Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means an event or series of events by which:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty percent (30%) of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);
     (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);
     (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the Voting Stock of the Borrower on a fully-diluted basis (and taking into account all such Voting Stock that such Person or group has the right to acquire pursuant to any option right) representing thirty percent (30%) or more of the combined voting power of such Voting Stock; or
     (d) the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, any documentation evidencing or governing the Subordinated Debt.
     “Closing Date” means the date hereof.
     “Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the Lenders, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.
     “Collateral Documents” means a collective reference to the Security Agreement and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14.
     “Commitment” means, as to each Lender, the Revolving Commitment of such Lender.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02(b).
     “Consolidated Adjusted EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated EBITDA for such period minus

(b) Consolidated Capital Expenditures for such period minus (c) income taxes paid in cash during such period.
     “Consolidated Capital Expenditures” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, all capital expenditures but excluding expenditures to the extent made with the proceeds of any Disposition or Involuntary Disposition used to purchase property that is useful in the business of the Borrower and its Subsidiaries.
     “Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, Consolidated Net Income from continuing operations for such period plus (a) without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (i) provision for Taxes based on income, profits or capital of the Borrower and its Subsidiaries for such period, including, without limitation, state, franchise and similar taxes and foreign withholding taxes paid or accrued during such period, (ii) interest expense for such period (net of interest income for such period), (iii) depreciation and amortization expenses for such period, (iv) integration, transition and restructuring costs and expenses for such period, as identified to the Administrative Agent, that were incurred during fiscal year 2007 as a result of the WFI Acquisition in an aggregate amount not to exceed $5,000,000, (v) non-cash stock based compensation charges for such period, and (vi) other non-cash charges or losses for such period; provided that, for purposes of this subclause (vi), any non-cash charges or losses shall be treated as cash charges or losses (and thus deducted from Consolidated EBITDA) in any subsequent period during which cash disbursements attributable thereto are made, minus (b) to the extent included in calculating such Consolidated Net Income, without duplication, non-cash income or gains (but excluding any such income or gains (x) in respect of which cash was received in a prior period (and such cash was not previously included in Consolidated Net Income in a prior period) or (y) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that was established in any prior period (so long as the establishment or such accrual or reserve was deducted from Consolidated Net Income in a prior period and not otherwise added back to Consolidated Net Income pursuant to clause (a)(vi) above)).
     “Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) to (b) Consolidated Fixed Charges for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).
     “Consolidated Fixed Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) the cash portion of Consolidated Interest Charges for such period plus (b) Consolidated Scheduled Funded Debt Payments for such period.
     “Consolidated Funded Indebtedness” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a consolidated basis, without duplication, the sum of: (a) all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all purchase money Indebtedness; (c) all obligations (direct or indirect) arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created); (e) all Attributable Indebtedness; (f) all Guarantees with respect to Indebtedness of the types specified in clauses (a) through (e) above of another Person; and (g) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the

Borrower or a Subsidiary is a general partner or joint venturer, except to the extent that Indebtedness is expressly made non-recourse to such Person. Notwithstanding the forgoing, the Nokia Indebtedness shall not constitute Consolidated Funded Indebtedness.
     “Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (ii) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP plus (iii) the implied interest component of Synthetic Leases with respect to such period.
     “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).
     “Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income (excluding extraordinary gains) for that period.
     “Consolidated Scheduled Funded Debt Payments” means for any period for the Borrower and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness. For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include the Attributable Indebtedness and (c) shall not include any voluntary prepayments or mandatory prepayments required pursuant to Section 2.03.
     “Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) the difference of (i) Consolidated Funded Indebtedness as of such date minus (ii) Subordinated Debt as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
     “Debt Issuance” means the issuance by the Borrower or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.03.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by the Borrower or any Subsidiary (including the Equity Interests of any Subsidiary), including any Sale and Leaseback Transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the disposition of inventory in the ordinary course of business; (b) the disposition of machinery and equipment no longer used or useful in the conduct of business of the Borrower and its Subsidiaries in the ordinary course of business; (c) the disposition of property to the Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (d) the disposition of accounts receivable in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries; (f) the sale or disposition of Cash Equivalents for fair market value; and (g) any Involuntary Disposition.
     “Dollar” and “$” mean lawful money of the United States.
     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.
     “Dormant Subsidiary” means, collectively, (a) any Subsidiary that does not conduct any business or own property with an aggregate fair market value in excess of $150,000, and (b) LCC India Private Limited.
     “Effective Date” means the first day after the Closing Date on which the conditions set forth in Section 5.02 are satisfied.
     “Eligible Accounts Receivable” means, as of any date of determination and without duplication, the aggregate book value of all accounts receivable, receivables, and obligations for payment created or arising from the sale of inventory or the rendering of services in the ordinary course of business (“Receivables”), owned by or owing to any of the Borrower or its Subsidiaries and for which an invoice has been prepared and delivered to the account debtor, net of allowances and reserves for doubtful or uncollectible accounts and sales adjustments consistent with such Person’s internal policies and in any event in accordance with GAAP, but excluding in any event (a) any Receivable which is subject to any Lien that is not a Permitted Lien, (b) Receivables evidenced by notes, chattel paper or other instruments, unless such notes, chattel paper or instruments have been delivered to and are in the possession of the

Administrative Agent, (c) Receivables owing by an account debtor which is not solvent or is subject to any bankruptcy or insolvency proceeding of any kind, (d) Receivables which are contingent or subject to offset, deduction, counterclaim, dispute or other defense to payment, in each case to the extent of such offset, deduction, counterclaim, dispute or other defense, (e) Receivables for which any direct or indirect Subsidiary or any Affiliate of the Company is the account debtor, (f) Receivables representing a sale to the government of the United States or any subdivision thereof unless the Federal Assignment of Claims Act has been complied with to the satisfaction of the Administrative Agent with respect to the granting of a security interest in such Receivable, with or other similar applicable law and (g) Receivables which fail to meet such other specifications and requirements as may from time to time be established by the Administrative Agent in its reasonable discretion.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
     “Eligible Domestic Accounts Receivable” means, as of any date of determination and without duplication, all Eligible Accounts Receivable owing by an account debtor located within the United States to a Loan Party but excluding in any event (a) Eligible Accounts Receivable which are not subject to a perfected, first priority Lien in favor for the Administrative Agent to secure the Obligations, (b) Eligible Accounts Receivables which are more than 90 days past due (net of reserves for bad debts in connection with any such Eligible Accounts Receivables), or (c) 100% of the book value of any Eligible Accounts Receivable that are not otherwise excluded by clause (b) above but are owing from an account debtor with respect to which more than 50% of the total book value of Eligible Accounts Receivable owing from such account debtor are excluded by clause (b) above.
     “Eligible Foreign Accounts Receivable” means, as of any date of determination and without duplication, all Eligible Accounts Receivable owing by an account debtor located outside of the United States but not located in Algeria or Saudi Arabia but excluding in any event (a) Eligible Accounts Receivables which are more than 90 days past due (net of reserves for bad debts in connection with any such Eligible Accounts Receivables), or (b) 100% of the book value of any Eligible Accounts Receivable that are not otherwise excluded by clause (a) above but are owing from an account debtor with respect to which more than 50% of the total book value of Eligible Accounts Receivable owing from such account debtor are excluded by clause (a) above.
     “Eligible S&A Accounts Receivable” means, as of any date of determination and without duplication, all Eligible Accounts Receivable owing by an account debtor located in Algeria or Saudi Arabia.
     “Eligible Unbilled Receivables” means, as of any date of determination, the aggregate book value of all accounts receivable, receivables, and obligations for payment created or arising from inventory sold or services rendered by any of the Borrower and its Subsidiaries in the ordinary course of business for which an invoice has not been prepared and delivered to the account debtor but excluding in any event any such accounts receivable, receivables, and obligations for payment (a) which are (i) in the case of such accounts receivable owed to Loan Parties, not subject to a perfected, first priority Lien in favor for the Administrative Agent to secure the Obligations or (ii) subject to any Lien that is not a Permitted Lien, (b) that are or will be owed by an account debtor that is located in Algeria or Saudi Arabia, (c) with respect to which more than 90 days has elapsed since the date of the related sales or services giving rise thereto or (d) which fail to meet such other specifications and requirements as may from time to time be established by the Administrative Agent in its reasonable discretion.

     “Eligible Unbilled S&A Receivables” means, as of any date of determination, the aggregate book value of all accounts receivable, receivables, and obligations for payment created or arising from inventory sold or services rendered by any of the Borrower and its Subsidiaries in the ordinary course of business for which an invoice has not been prepared and delivered to the account debtor but excluding in any event any such accounts receivable, receivables, and obligations for payment (a) which are subject to any Lien that is not a Permitted Lien, (b) that are or will be owed by an account debtor that is not located in Algeria or Saudi Arabia, (c) with respect to which more than 90 days has elapsed since the date of the related sales or services giving rise thereto or (d) which fail to meet such other specifications and requirements as may from time to time be established by the Administrative Agent in its reasonable discretion.
     “Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “Equity Issuance” means any issuance by the Borrower or any Subsidiary to any Person of its Equity Interests, other than (a) any issuance of its Equity Interests pursuant to the exercise of options or warrants, (b) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class equity securities to any other class of equity securities, and (c) any issuance of options or warrants relating to its Equity Interests. The term “Equity Issuance” shall not be deemed to include any Disposition.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     “Eurodollar Base Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Eurodollar Daily Floating Base Rate” means, for any day, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to such day, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to one month. If such rate is not available at such time for any reason, then the “Eurodollar Daily Floating Rate” for such day shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on such day in same day funds in the approximate amount of the Eurodollar Daily Floating Rate Loan being made or converted by Bank of America and with a term equivalent to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to such day.
     “Eurodollar Daily Floating Rate” means, for any day for any Eurodollar Daily Floating Rate Loan, a rate per annum determined by the Lender to be equal to the quotient obtained by dividing (a) the Eurodollar Daily Floating Base Rate for such Eurodollar Daily Floating Rate Loan by (b) one minus the Eurodollar Reserve Percentage for such Eurodollar Daily Floating Rate Loan.
     “Eurodollar Daily Floating Rate Loan” means a Revolving Loan that bears interest at a rate based on the Eurodollar Daily Floating Rate.
     “Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (a) the Eurodollar Base Rate for such Eurodollar Rate Loan for such Interest Period by (b) one minus the Eurodollar Reserve Percentage for such Eurodollar Rate Loan for such Interest Period.

     “Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.
     “Eurodollar Rate Based Loan” means any Eurodollar Rate Loan and any Eurodollar Daily Floating Rate Loan.
     “Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
     “Event of Default” has the meaning specified in Section 9.01.
     “Excluded Property” means, with respect to any Loan Party, (a) any owned real property which is located outside of the United States, unless requested by the Administrative Agent or the Required Lenders, (b) unless requested by the Administrative Agent or the Required Lenders, any IP Rights for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (c) any personal property (other than personal property described in clause (b) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code, (d) the Equity Interests of any direct Foreign Subsidiary of a Loan Party to the extent not required to be pledged to secure the Obligations pursuant to Section 7.14(a), (e) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property and (f) any lease, license, contract or other agreement if the grant of a Lien in such lease, license, contract or other agreement is prohibited under the terms of such lease, license, contract or other agreement or under applicable Law or would result in default thereunder, the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided that such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable foreign Law (and in the event of the termination, elimination or waiver of any such prohibition, such lease, license, contract or other agreement shall no longer be Excluded Property). With respect to property subject to clauses (a) or (b) above, the Administrative Agent may elect not to request a Lien in such property if, in the commercially reasonable judgment of the Administrative Agent, the expense of perfecting a security interest therein under applicable Law is excessive given the value of such property.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).
     “Existing Credit Agreement” has the meaning specified in the introductory paragraph hereto.
     “Facilities” has the meaning specified in Section 6.09.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “Foreign Subsidiary Debt” has the meaning specified in Section 8.03(h).
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such

Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV.
     “Guarantors” means each Domestic Subsidiary of the Borrower identified as a “Guarantor” on the signature pages hereto and each other Person that joins as a Guarantor pursuant to Section 7.12, together with their successors and permitted assigns.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) all obligations (direct or indirect) of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
     (c) net obligations of such Person under any Swap Contract;
     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created);
     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (f) all Attributable Indebtedness of such Person;
     (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

     (h) all Guarantees of such Person in respect of any of the foregoing.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning specified in Section 11.04(b).
     “Information” has the meaning specified in Section 11.07.
     “Intercreditor Agreement” means (a) at such times as the Seller Note is outstanding, that certain Subordination Agreement, dated as of the date that the WFI Acquisition is consummated, among Wireless Facilities, Inc., the Administrative Agent and the Loan Parties and (b) at all other times, the subordination agreement referenced in subclause (b)(iv) of the definition of “Subordinated Debt”.
     “Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan and any Eurodollar Daily Floating Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
     “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:
     (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (iii) no Interest Period shall extend beyond the Maturity Date.
     “Interim Financial Statements” means the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal quarter ended December 31, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal quarter.
     “Internal Revenue Code” means the Internal Revenue Code of 1986.

     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or any of its Subsidiaries.
     “IP Rights” has the meaning specified in Section 6.17.
     “IRS” means the United States Internal Revenue Service.
     “Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.12 executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.12.
     “Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan.
     “Loan Documents” means this Agreement, each Note, each Joinder Agreement, the Collateral Documents and the Intercreditor Agreement.
     “Loan Notice” means a notice of (a) a Borrowing of Revolving Loans, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurodollar Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit 2.02.
     “Loan Parties” means, collectively, the Borrower and each Guarantor.

     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), financial condition or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
     “Maturity Date” means November 25, 2009; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by the Borrower or any Subsidiary in respect of any Disposition, Involuntary Disposition, Equity Issuance or Debt Issuance, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Disposition or Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by the Borrower or any Subsidiary in any Disposition, Involuntary Disposition, Equity Issuance or Debt Issuance.
     “Nokia Indebtedness” means the obligations owing by the Borrower and its Subsidiaries pursuant to the Loan and Security Agreement dated as of June 30, 2006 among the Borrower, LCC Wireless Design Services, L.L.C. and Nokia Inc.
     “Note” has the meaning specified in Section 2.09(a).
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue under any Loan Document after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Swap Contract between any Loan Party and any Lender or Affiliate of a Lender that is permitted to be incurred pursuant to Section 8.03(d) and (b) all obligations under any Treasury Management Agreement between any Loan Party and any Lender or Affiliate of a Lender.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Participant” has the meaning specified in Section 11.06(d).
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permitted Acquisitions” means Investments consisting of an Acquisition by a Loan Party, provided that (a) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (b) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (c) the Borrower shall have delivered to the Administrative Agent a certificate containing calculations demonstrating that, upon giving effect to such Acquisition, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 on a Pro Forma Basis (assuming with respect to any Acquisition consummated prior to the first date that the financial covenants set forth in Sections 8.11(b) and 8.11(c) are measured, that the covenant levels applicable for the fiscal quarter ending March 31, 2008 are in effect), (d) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto), (e) if such transaction involves the purchase of an interest in a partnership between a Loan Party as a general partner and entities unaffiliated with the Borrower as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by such Loan Party newly formed for the sole purpose of effecting such transaction, (f) immediately after giving effect to such Acquisition, there shall be at least $5,000,000 of availability existing under the Aggregate Revolving Commitments, (g) the Borrower shall not request a Borrowing of Revolving Loans to pay any portion of the Acquisition consideration, and (h) the aggregate consideration (including cash and non-cash consideration, any assumption of Indebtedness, deferred purchase price and any earn-out payments) paid by the Borrower and its Subsidiaries for all such Acquisitions occurring during the term of this Agreement (other than the WFI Acquisition) shall not exceed $25,000,000, of which no more than $10,000,000 in the aggregate shall consist of consideration other than Equity Interests of the Borrower.
     “Permitted Liens” means, at any time, Liens in respect of property of the Borrower or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.
     “Platform” has the meaning specified in Section 7.02.
     “Pro Forma Basis” means, with respect to any transaction, that for purposes of calculating the financial covenants set forth in Section 8.11, that such transaction shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period (or other applicable measurement period) preceding the date of such transaction for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b). In connection with the foregoing, (a) with respect to any Disposition or Involuntary Disposition, (i) income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.
     “Public Lender” has the meaning specified in Section 7.02.
     “Register” has the meaning specified in Section 11.06(c).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.
     “Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments and the outstanding Loans or (b) if the Commitments have been terminated, the outstanding Loans. The unfunded Commitments of, and the outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.
     “Revolving Commitment” means, as to each Lender, its obligation to make Revolving Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable as such amount may be adjusted from time to time in accordance with this Agreement.
     “Revolving Loan” has the meaning specified in Section 2.01(a).
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “Sale and Leaseback Transaction” means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Borrower or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.
     “Security Agreement” means the amended and restated security and pledge agreement dated as of the Closing Date executed in favor of the Administrative Agent by each of the Loan Parties.
     “Seller Note” means that certain Subordinated Promissory Note issued by the Borrower in favor of Wireless Facilities, Inc., dated the date of the consummation of the WFI Acquisition, in the original principal amount of $22,000,000 plus (or minus) the amount of interim or post-closing purchase price adjustments pursuant to Sections 3.3.1 and 3.3.2 of that certain Asset Purchase Agreement dated as of May 29, 2007 by and between the Borrower and Wireless Facilities, Inc., as such principal amount may be adjusted for any offsets pursuant to Section 11.5 of such Asset Purchase Agreement.
     “Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course of business, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Subordinated Debt” means (a) the Seller Note and (b) any Indebtedness that refinances all outstanding obligations under the Seller Note provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, (ii) the interest rate applicable to any such refinancing Indebtedness does not exceed the then applicable market interest rate, (iii) such refinancing Indebtedness is unsecured and (iv) the holders of such refinancing Indebtedness shall have entered into a subordination agreement with the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent (it being understood and agreed that the Administrative Agent will not unreasonably withhold its approval of any such subordination agreement that contains terms and conditions substantially similar to the subordination agreement referenced in clause (a) of the definition of “Intercreditor Agreement”).
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Threshold Amount” means $1,000,000.
     “Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.
     “Type” means, with respect to any Loan, its character as a Base Rate Loan, a Eurodollar Rate Loan or Eurodollar Daily Floating Rate Loan.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding that Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.
     “United States” and “U.S.” mean the United States of America.
     “Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.
     “WFI Acquisition” means the Acquisition by the Borrower of substantially all of the assets of the U.S. RF Engineering business of Wireless Facilities, Inc. pursuant to the WFI Acquisition Documents and in any event to occur no later than June 7, 2007 (or such later date as agreed by the Lenders in their sole discretion).
     “WFI Acquisition Documents” means that certain Asset Purchase Agreement dated as of May 29, 2007 by and between the Borrower and Wireless Facilities, Inc., and all other material documents, agreements and instruments executed and/or delivered in connection with the WFI Acquisition, in each case including all schedules and exhibits thereto and in each case as amended, modified and supplemented in a manner permitted herein.
     “Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by the Borrower.
1.02 Other Interpretive Provisions.
     With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03 Accounting Terms.
     (a) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     (c) Calculations. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 8.11 (including for purposes of determining the

Applicable Rate) shall be made on a Pro Forma Basis with respect to any Disposition, Involuntary Disposition or Acquisition occurring during the applicable period.
1.04 Times of Day.
     Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01 Revolving Loans.
     (a) Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the aggregate outstanding principal amount of all Revolving Loans shall not exceed the lesser of (x) the Aggregate Revolving Commitments and (y) the Borrowing Base, and (ii) the aggregate outstanding principal amount of the Revolving Loans of any Lender shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans, Eurodollar Rate Loans or Eurodollar Daily Floating Rate Loans, as further provided herein.
     (b) [Intentionally Omitted].
2.02 Borrowings, Conversions and Continuations of Loans.
     (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of (A) any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans or (B) any conversion of (x) Base Rate Loans to Eurodollar Daily Floating Rate Loans, (y) Eurodollar Rate Loans to Eurodollar Daily Floating Rate Loans or (z) Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans or Eurodollar Daily Floating Rate Loan or of any conversion of Eurodollar Daily Floating Rate Loans to Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
     (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.03 (and, if such Borrowing is the initial Borrowing, Section 5.02), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
     (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
     (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 10 Interest Periods in effect with respect to Eurodollar Rate Loans.
2.03 Prepayments.
     (a) Voluntary Prepayments of Loans.
     The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans or Eurodollar Daily Floating Rate Loans; and (B) any such prepayment shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.
     (b) Mandatory Prepayments of Loans.
     (i) Revolving Commitments. If for any reason the aggregate principal amount of all Revolving Loans outstanding at any time exceeds the lesser of (A) the Aggregate Revolving Commitments then in effect and (B) the Borrowing Base then in effect, the Borrower shall immediately prepay Revolving Loans in an aggregate amount equal to such excess.
     (ii) Dispositions and Involuntary Dispositions. The Borrower shall prepay the Revolving Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of all Dispositions and Involuntary Dispositions to the extent such Net Cash Proceeds are not reinvested in property that is useful in the business of the Borrower and its Subsidiaries within 180 days of the date of such Disposition or Involuntary Disposition.
     (iii) Equity Issuances. Immediately upon the receipt by the Borrower or any Subsidiary of the Net Cash Proceeds of any Equity Issuance (other than an Equity Issuance the proceeds of which are used either to fund the WFI Acquisition or to repay the Seller Note to the extent permitted by Section 8.17(b)), the Borrower shall prepay the Revolving Loans in an aggregate amount equal to 50% of such Net Cash Proceeds.
     (iv) Debt Issuances. Immediately upon receipt by the Borrower or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Revolving Loans in an aggregate amount equal to 100% of such Net Cash Proceeds.
Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans, then to Eurodollar Daily Floating Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.03(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.
In connection with any prepayments pursuant to clauses (ii) through (iv) of this Section 2.03(b), the Aggregate Revolving Commitments shall be permanently reduced to the extent provided in Section 2.04(b).
2.04 Termination or Reduction of Aggregate Revolving Commitments.
     (a) Voluntary. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments to an amount not less than the outstanding amount of Revolving Loans; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon three (3) Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage. All fees accrued with respect thereto until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.
     (b) Mandatory. The Aggregate Revolving Commitments shall be permanently reduced in an amount equal to the amount of Net Cash Proceeds that is available to be applied to the prepayment of Revolving Loans pursuant to clauses (ii), (iii) and (iv) of Section 2.03(b), irrespective of the Total Revolving Outstandings at such time; provided that in no event shall the Aggregate Revolving Commitments be reduced below $10,000,000 pursuant to the operation of this Section 2.04(b).
2.05 Repayment of Loans.
     On the Maturity Date, the Borrower shall repay the aggregate principal amount of all Loans outstanding on such date.
2.06 Interest.
     (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Rate, (v) each Eurodollar Daily Floating Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Eurodollar Daily Floating Rate plus the Applicable Rate and (vi) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
     (b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after the expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.
     (a) Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the aggregate principal amount of Revolving Loans outstanding. The commitment fee shall accrue at all times during the period from and including the Closing Date to the earliest of (A) the Maturity Date, (B) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.04, and (C) the date of termination of the commitment of each Lender to make Loans pursuant to Section 9.02, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
     (b) [Intentionally Omitted].
2.08 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
     (a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     (b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Section 2.06(b) or under Article IX. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Revolving Commitments and the repayment of all other Obligations hereunder.
2.09 Evidence of Debt.
     The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit 2.09(a) (a “Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
2.10 Payments Generally; Administrative Agent’s Clawback.
     (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.
(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans or Eurodollar Daily Floating Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     (f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
2.11 Sharing of Payments by Lenders.
     If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase

(for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
     Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Loan Party shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent and each Lender, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the

Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
3.02 Illegality.
     If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Based Loans, or to determine or charge interest rates based upon the Eurodollar Base Rate or the Eurodollar Daily Floating Base Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Based Loans or to convert Base Rate Loans to Eurodollar Rate Based Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Based Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
3.03 Inability to Determine Rates.
     (a) If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
     (b) If the Lenders holding a majority of the Revolving Commitments determine that for any reason in connection with any request for a Borrowing of or conversion to a Eurodollar Daily Floating Rate Loan that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount for a period of one month, (b) adequate and reasonable means do not exist for determining the Eurodollar Daily Floating Base Rate with respect to a proposed Eurodollar Daily Floating Rate Loan, or (c) the Eurodollar Daily Floating Base Rate with respect to a proposed Eurodollar Daily Floating Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Revolving Loan, the Administrative Agent will promptly notify the Borrower and each Lender with a Revolving Commitment. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Daily Floating Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Lenders holding a majority of the Revolving Commitments) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of or conversion to Eurodollar Daily Floating Rate Loan or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
3.04 Increased Costs.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);

     (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Based Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
     (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Based Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Based Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05 Compensation for Losses.
     Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan or a Eurodollar Daily Floating Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan or a Eurodollar Daily Floating Rate Loan on the date or in the amount notified by the Borrower; or
     (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
     For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if the Borrower is required to prepay or convert Eurodollar Rate Loans pursuant to Section 3.02, the Borrower may replace such Lender in accordance with Section 11.13.
     3.07 Survival.
     All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
GUARANTY
4.01 The Guaranty.
     Each of the Guarantors hereby jointly and severally guarantees to each Lender, each other holder of Obligations and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.
     Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.
4.02 Obligations Unconditional.
     The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:
     (a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
     (b) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Swap Contract or Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall be done or omitted;

     (c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Swap Contract or Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
     (d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or
     (e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).
     With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Swap Contract or any Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.
4.03 Reinstatement.
     The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
4.04 Certain Additional Waivers.
     Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.
4.05 Remedies.
     The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.
4.06 Rights of Contribution.
     The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.
4.07 Guarantee of Payment; Continuing Guarantee.
     The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.
ARTICLE V
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
5.01 Conditions of Closing.
     The Closing Date shall be the date upon which the following conditions precedent are satisfied:
     (a) Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.
     (b) Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance satisfactory to the Administrative Agent.
     (c) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, in form and substance satisfactory to the Administrative Agent:
     (i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;
     (ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and
     (iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation, the state of its principal place of business and each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (d) Perfection of Liens. Receipt by the Administrative Agent of the following:
     (i) searches of UCC filings in the jurisdiction of formation of each Loan Party and each other jurisdiction deemed appropriate by the Administrative Agent;
     (ii) all certificates (if any) evidencing any certificated Pledged Equity (as defined in the Security Agreement) pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Equity Interests of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the law of the jurisdiction of organization of such Person);
     (iii) searches of ownership of, and Liens on, United States registered intellectual property of each Loan Party in the appropriate governmental offices; and
     (iv) duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the United States registered intellectual property of the Loan Parties.
     (e) WFI Acquisition.
     (i) WFI Acquisition Documents. The Administrative Agent shall have received executed copies of the WFI Acquisition Documents, in each case together with all amendments, modifications and supplements thereto and certified by the Borrower to be true and complete, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.
     (ii) Equity Contribution. The Borrower shall have received at least $13,000,000 of additional equity contributions on terms reasonably satisfactory to the Administrative Agent (it being understood and agreed that the equity offering by the Borrower completed April 19, 2007 satisfies such condition).
     (f) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or loss payee (in the case of hazard insurance) on behalf of the Lenders.
     (g) Opening Borrowing Base Certificate. Receipt by the Administrative Agent of a Borrowing Base Certificate as of the last day of the fiscal month ended April 30, 2007.
     (h) Fees and Expenses. Unless otherwise agreed by the Administrative Agent, receipt by the initial Lender of a fee of $117,500, together with any other expenses required to be paid on or before the Closing Date.

     (i) Attorney Costs. Unless otherwise agreed by the Administrative Agent, the Borrower shall have paid all documented fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent).
     Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
5.02 Conditions of Initial Borrowing.
     The obligation of each Lender to make its initial Borrowing hereunder is subject to satisfaction of the following conditions precedent:
     (a) Consummation of WFI Acquisition. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that the WFI Acquisition shall have been consummated (or contemporaneous with the advances of the initial Loans will be consummated) substantially in accordance with the terms of the WFI Acquisition Documents and substantially in compliance with applicable Law and regulatory approvals. The WFI Acquisition Documents shall not have been modified (or any provision or conditions therein waived) without the prior written consent of the Administrative Agent.
     (b) Intercreditor Agreement/Seller Note. The Administrative Agent shall have received (i) an executed copy of the Intercreditor Agreement and (ii) a copy of the Seller Note, certified as true and correct by a Responsible Officer of the Borrower. Both the Intercreditor Agreement and the Seller Note shall be in the form attached to the Asset Purchase Agreement dated as of May 29, 2007 by and between the Borrower and Wireless Facilities, Inc. delivered to the Agent pursuant to Section 5.01(e)(i).
5.03 Conditions to all Loans.
     The obligation of each Lender to honor any Loan Notice is subject to the following conditions precedent:
     (a) Except with respect to the initial Borrowing on the Effective Date the proceeds of which are applied to finance a portion of the purchase price of the WFI Acquisition, the representations and warranties of each Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.
     (b) Except with respect to the initial Borrowing on the Effective Date the proceeds of which are applied to finance a portion of the purchase price of the WFI Acquisition, no Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.
     (c) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

     Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.03(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:
6.01 Existence, Qualification and Power.
     The Borrower and each of its Subsidiaries (other than the Dormant Subsidiaries) (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.02 Authorization; No Contravention.
     The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.
6.03 Governmental Authorization; Other Consents.
     No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (i) those that have already been obtained and are in full force and effect and (ii) filings to perfect the Liens created by the Collateral Documents.
6.04 Binding Effect.
     Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws or equitable principals relating to equity.

6.05 Financial Statements; No Material Adverse Effect.
     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required under GAAP, show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
     (b) The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; and (iii) to the extent required under GAAP, show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
     (c) From the date of the Interim Financial Statements to and including the Closing Date, there has been no Disposition or any Involuntary Disposition of any material part of the business or property of the Borrower and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Borrower and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date, except for (i) the acquisition of Detron Corporation B.V., (ii) the sale of assets to Nokia, Inc, (iii) the acquisition of the Europe, Middle East and Africa business of Wireless Facilities, Inc. and (iv) the sale of the Brazil Subsidiary, each as described in filings with the SEC.
     (d) The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated and, in the case of annual financial statements delivered pursuant to Section 7.01(a), consolidating, financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates thereof and for the periods covered thereby.
     (e) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
6.06 Litigation.
     There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect.

6.07 No Default.
     (a) Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
     (b) No Default has occurred and is continuing.
6.08 Ownership of Property.
     Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is not subject to any Liens other than Permitted Liens.
6.09 Environmental Compliance.
     Except as could not reasonably be expected to have a Material Adverse Effect:
     (a) Each of the facilities and real properties owned, leased or operated by the Borrower or any Subsidiary (the “Facilities”) and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the businesses operated by the Borrower and its Subsidiaries at such time (the “Businesses”), and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.
     (b) None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.
     (c) Neither the Borrower nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.
     (d) Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf the Borrower or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.
     (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, any Subsidiary, the Facilities or the Businesses.

     (f) There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of the Borrower or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
6.10 Insurance.
     The properties of the Borrower and its Subsidiaries (other than Dormant Subsidiaries) are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates. The general liability (including excess) and property insurance coverage of the Loan Parties as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10.
6.11 Taxes.
     The Borrower and its Subsidiaries (other than Dormant Subsidiaries) have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is party to any tax sharing agreement.
6.12 ERISA Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.
     (b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or

4243 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
6.13 Subsidiaries.
     Set forth on Schedule 6.13 is a complete and accurate list as of the Closing Date of each Subsidiary, together with (i) jurisdiction of organization and (ii) percentage of outstanding shares of each class of Equity Interests owned (directly or indirectly) by the Borrower or any Subsidiary. The outstanding Equity Interests of each Subsidiary are validly issued, fully paid and non-assessable. As of the Closing Date, each of LCC Middle East Holdings, Inc., LCC China Services, LLC, LCC International Consulting (Shanghai) Company LTD., LCC Asia Pacific, PTE, LTD., LCC Bright Oceans Communications Consulting Co. Ltd., and LCC India Private Limited is a Dormant Subsidiary.
6.14 Margin Regulations; Investment Company Act.
     (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.
     (b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
6.15 Disclosure.
     No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
6.16 Compliance with Laws.
     Each of the Borrower and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect (it being understood that the Borrower’s failure to file its 10K for its fiscal year ended December 31, 2006 prior to the date required by Section 7.01(a), in and of itself, shall not be deemed to be a Material Adverse Effect).

6.17 Intellectual Property; Licenses, Etc.
     The Borrower and its Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. Set forth on Schedule 6.17 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Loan Party as of the Closing Date. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by the Borrower or any Subsidiary or the granting of a right or a license in respect of any IP Rights from the Borrower or any Subsidiary does not infringe on the rights of any Person. As of the Closing Date, none of the IP Rights owned by any of the Loan Parties is subject to any licensing agreement or similar arrangement except as set forth on Schedule 6.17.
6.18 Solvency.
     The Loan Parties are Solvent on a consolidated basis.
6.19 Perfection of Security Interests in the Collateral.
     The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are, to the extent required under the Collateral Documents, currently perfected security interests and Liens, prior to all other Liens other than Permitted Liens.
6.20 Business Locations; Taxpayer Identification Number.
     Set forth on Schedule 6.20(a) is a list of all real property located in the United States that is owned or leased by the Loan Parties as of the Closing Date. Set forth on Schedule 6.20(b) is a list of all locations where any tangible personal property of any Loan Party is located as of the Closing Date (other than those locations set forth on Schedule 6.20(a)). Set forth on Schedule 6.20(c) is the chief executive office, U.S. tax payer identification number and organizational identification number of each Loan Party as of the Closing Date. The exact legal name and state of organization of each Loan Party is as set forth on the signature pages hereto. Except as set forth on Schedule 6.20(d), no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.
6.21 Labor Matters.
     There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any Subsidiary as of the Closing Date and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty in the five years preceding the Closing Date.
ARTICLE VII
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Loan Parties shall and shall cause each Subsidiary to:
7.01 Financial Statements.
     Deliver to the Administrative Agent for each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
     (a) as soon as available, but in any event within one hundred twenty days after the end of each fiscal year of the Borrower (or on or before June 30, 2007 solely with respect to the fiscal year ended December 31, 2006), a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any qualification or exception related to or resulting from the late delivery of audited financial statements for the fiscal year ended December 31, 2006); provided, however, that the consolidating financial statements shall, in lieu of being audited, be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries; and
     (b) as soon as available, but in any event within forty-five days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or on or before June 30, 2007 solely with respect to the fiscal quarter ended March 31, 2007), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
As to any information contained in materials furnished pursuant to Section 7.02(a), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
7.02 Certificates; Other Information.
     Deliver to the Administrative Agent for each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
     (a) promptly after the same are available, if requested by the Administrative Agent or any Lender, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which a Loan Party may file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower that includes supplements of Schedules 6.13, 6.17, 6.20(a), 6.20(b), 6.20(c) and 6.20(d), such that, as supplemented, such Schedules would be to be accurate and complete as of such date;
     (c) within 30 days following the end of each fiscal month of the Borrower, a certificate as of the end of such fiscal month, substantially in the form of Exhibit 7.02(c) and certified by a Responsible Officer of the Borrower to be true and correct as of the date thereof (a “Borrowing Base Certificate”), together with accounts receivable and accounts payable aging reports in form and detail reasonably satisfactory to the Administrative Agent; provided from and after the first date that the Consolidated Senior Leverage Ratio, as calculated based on information set forth in a Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b), is less than 1.5 to 1.0, no Borrowing Base Certificates (nor any such aging reports) shall be required to be delivered pursuant to this Section 7.02(c);
     (d) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;
     (e) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary; and
     (f) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 7.01(a), Section 7.01(b) or Section 7.02(a) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent for itself, if requested, or to the Administrative Agent for delivery to any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to the Administrative

Agent (which may include a .pdf copy). Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent and the Arranger shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”
7.03 Notices.
     (a) Promptly notify the Administrative Agent (who will notify the other Lenders) of the occurrence of any Default.
     (b) Promptly notify the Administrative Agent (who will notify the other Lenders) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) Promptly notify the Administrative Agent (who will notify the other Lenders) of the occurrence of any ERISA Event.
     (d) Promptly notify the Administrative Agent (who will notify the other Lenders) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary, including any determination by the Borrower referred to in Section 2.08(b).
     (e) Promptly notify the Administrative Agent (who will notify the other Lenders) of the (i) occurrence of any Disposition, Involuntary Disposition, Equity Issuance or Debt Issuance, in each case, for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b).
     Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04 Payment of Obligations.
     Pay and discharge, as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property that is not a Permitted Lien.
7.05 Preservation of Existence, Etc.
     (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.
     (b) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (c) Preserve or renew all of its material registered patents, copyrights, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
7.06 Maintenance of Properties.
     (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty events excepted.
     (b) Make all necessary repairs to its material properties and equipment and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (c) Use the standard of care typical in the industry in the operation and maintenance of its facilities.
7.07 Maintenance of Insurance.
     (a) Maintain in full force and effect insurance with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.
     (b) Cause the Administrative Agent to be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled.

7.08 Compliance with Laws.
     Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect (it being understood that the Borrower’s failure to file its 10K for its fiscal year ended December 31, 2006 prior to the date required by Section 7.01(a), in and of itself, shall not be deemed to be a Material Adverse Effect).
7.09 Books and Records.
     (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.
     (b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.
7.10 Inspection Rights.
     Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.
7.11 Use of Proceeds.
     Use the proceeds of the Loans (a) to finance the WFI Acquisition, (b) to refinance existing Indebtedness and (c) to finance working capital, capital expenditures and other lawful corporate purposes, provided that in no event shall the proceeds of the Loans be used in contravention of any Law or of any Loan Document.
7.12 Additional Guarantors.
     (a) Within thirty (30) days after the acquisition or formation of any Domestic Subsidiary (or after any Domestic Subsidiary that is a Dormant Subsidiary on the Closing Date no longer is a Dormant Subsidiary) or (b) within five (5) days after the date that any Subsidiary that is not a Guarantor provides a Guarantee in respect of Subordinated Debt, cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, and (ii) upon the request of the Administrative Agent in its sole discretion, deliver to the Administrative Agent such Organization Documents, resolutions and favorable opinions of counsel, all in form, content and scope reasonably satisfactory to the Administrative Agent.

7.13 ERISA Compliance.
     Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Internal Revenue Code.
7.14 Pledged Assets.
     (a) Equity Interests. Cause (i) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary and (ii) 66% (or such greater percentage that, due to a change in an applicable Law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary (other than (x) any Dormant Subsidiary and (y) the Brazil Subsidiary (unless the contract for the sale of the Brazil Subsidiary is terminated)) directly owned by any Loan Party to be subject at all times to a first priority, perfected Lien pursuant to the terms and conditions of the Collateral Documents (provided that except to the extent necessary to attach and/or perfect the Administrative Agent’s security interest in the Equity Interests issued by any Foreign Subsidiary, no Loan Party shall be required to take the foregoing actions with respect to jurisdictions outside the United States), together with opinions of counsel reasonably requested by the Administrative Agent and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.
     (b) Other Property. (i) Cause all of its owned real and personal property (other than Excluded Property) of each Loan Party to be subject at all times to first priority, perfected and, in the case of real property, title insured Liens in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Collateral Documents, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, surveys, environmental reports, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 5.01(d), all in form, content and scope reasonably satisfactory to the Administrative Agent.
7.15 Maintenance of Accounts.
     Each Loan Party shall, at all times following the date thirty (30) days after the Closing Date, maintain its deposit and operating accounts with Bank of America; provided, however, that Borrower shall be entitled to maintain its bank account associated with the Nokia Indebtedness arrangements so long as the amounts on deposit therein are limited to funds associated with such arrangements.

ARTICLE VIII
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:
8.01 Liens.
     Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
     (a) Liens pursuant to any Loan Document;
     (b) Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 8.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);
     (c) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;
     (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
     (f) deposits to secure the performance of bids, trade contracts, licenses and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);
     (i) Liens securing Indebtedness permitted under Section 8.03(e); provided that (A) such Liens do not at any time encumber any property other than the property financed by such

Indebtedness and (B) such Liens attach to such property concurrently with or within ninety days after the acquisition thereof;
     (j) Liens on property of Foreign Subsidiaries securing the Foreign Subsidiary Debt;
     (k) leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;
     (l) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;
     (m) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;
     (n) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection; and
     (o) Liens on any portion of the purchase price of the assets purchased in the WFI Acquisition held in escrow pursuant to the terms of the WFI Acquisition Documents.
8.02 Investments.
     Make any Investments, except:
     (a) Investments in the form of cash or Cash Equivalents;
     (b) Investments existing as of the Closing Date and set forth in Schedule 8.02;
     (c) Investments in Subsidiaries made prior to the Closing Date;
     (d) Investments in any Person that is a Loan Party prior to or upon giving effect to such Investment;
     (e) Investments by any Subsidiary of the Borrower that is not a Loan Party in any other Subsidiary of the Borrower that is not a Loan Party;
     (f) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (g) Investments in the Brazil Subsidiary in connection with the sale of the Brazil Subsidiary, provided that the aggregate amount of such Investments shall not exceed $300,000;
     (h) Guarantees permitted by Section 8.03;
     (i) Permitted Acquisitions;
     (j) Investments in Foreign Subsidiaries in an amount not to exceed $5,000,000 in the aggregate at any time outstanding; and

     (k) Investments of a nature not contemplated in the foregoing clauses in an amount not to exceed $1,000,000 in the aggregate at any time outstanding.
8.03 Indebtedness.
     Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness under the Loan Documents;
     (b) Indebtedness set forth in Schedule 8.03 (and renewals, refinancings and extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such renewal, refinancing or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms of such renewal, refinancing or extension shall not be materially less favorable to the Borrower and its Subsidiaries than the terms of the Indebtedness being renewed, refinanced or extended);
     (c) intercompany Indebtedness permitted under Section 8.02;
     (d) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
     (e) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $5,000,000 at any one time outstanding; and (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed;
     (f) other unsecured Indebtedness in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding;
     (g) the Nokia Indebtedness in an aggregate principal amount not to exceed the principal amount outstanding on the Closing Date (less any prepayments or repayments thereof after the Closing Date);
     (h) Indebtedness of Foreign Subsidiaries, provided that the aggregate principal amount thereof shall not exceed 3,000,000 Euros (the “Foreign Subsidiary Debt”);
     (i) Indebtedness of EURL LCCUK Algeria and LCC United Kingdom Limited, Ltd. in an aggregate principal amount not to exceed $2,000,000 at any one time outstanding;

     (j) (i) the Seller Note minus the amount of any principal payments thereon and (ii) Subordinated Debt minus the amount of any principal payments thereon; and
     (k) Guarantees with respect to Indebtedness permitted under this Section 8.03, provided neither the Borrower nor any Domestic Subsidiary shall be permitted to Guarantee the Indebtedness of any Foreign Subsidiary.
8.04 Fundamental Changes.
     Merge, dissolve, liquidate or consolidate with or into another Person, except that so long as no Default exists or would result therefrom, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower is the continuing or surviving Person, (b) any Subsidiary may merge or consolidate with any other Subsidiary provided that if a Loan Party is a party to such transaction, the continuing or surviving Person is a Loan Party, (c) subject to clause (a) above, the Borrower or any Subsidiary may merge with any other Person in connection with a Permitted Acquisition and (d) any Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.
8.05 Dispositions.
        Make any Disposition other than:
     (a) the Disposition of Equity Interests in the Brazil Subsidiary; and
     (b) any other Disposition provided that (i) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (ii) if such transaction is a Sale and Leaseback Transaction, such transaction is not prohibited by the terms of Section 8.14, (iii) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, (iv) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05, and (v) the aggregate net book value of all of the assets sold or otherwise disposed of by the Borrower and its Subsidiaries in all such transactions occurring after the Closing Date shall not exceed $1,000,000.
8.06 Restricted Payments.
        Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
     (a) each Subsidiary may make Restricted Payments to any Loan Party and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made; and
     (b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person.

8.07 Change in Nature of Business.
     Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.
8.08 Transactions with Affiliates and Insiders.
     Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) transactions between Loan Parties, (b) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (c) normal and reasonable compensation and reimbursement of expenses of officers and directors and (d) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.
8.09 Burdensome Agreements.
     Enter into, or permit to exist, any Contractual Obligation that (a) encumbers or restricts on the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) in the case of any Person that is not a Foreign Subsidiary, pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) in the case of any Person that is not a Foreign Subsidiary, act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, (5) non-assignability provisions in contracts entered into in the ordinary course of business, (6) restrictions on the pledge of interests in any joint venture contained in the applicable joint venture agreement and (7) the documentation governing the Subordinated Debt or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations.
8.10 Use of Proceeds.
     Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
8.11 Financial Covenants.
     (a) Consolidated EBITDA. Permit Consolidated EBITDA as of the end of any fiscal quarter period of the Borrower set forth below to be less than the amount set forth below:
     (i) for the fiscal quarter ending June 30, 2007, $2,000,000;

     (ii) for the two fiscal quarter period ending September 30, 2007, $6,500,000;
     (iii) for the three fiscal quarter period ending December 31, 2007, $11,000,000;
     (iv) for the four fiscal quarter period ending March 31, 2008, $15,000,000; and
     (v) for each four fiscal quarter period ending on or after June 30, 2008, $15,000,000; provided, however, that if the Consolidated Leverage Ratio as of the last day of any such four fiscal quarter period is less than or equal to 2.5 to 1.0, compliance with this clause (v) shall not be required for such fiscal quarter period.
     (b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of each fiscal quarter of the Borrower set forth below to be greater than the ratio corresponding to such fiscal quarter:

Calendar
Year	March 31	June 30	September 30	December 31
2008	3.25 to 1.0	3.0 to 1.0	3.0 to 1.0	2.50 to 1.0
thereafter	2.50 to 1.0	2.50 to 1.0	2.50 to 1.0	2.50 to 1.0
     (c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of each fiscal quarter of the Borrower (commencing with the fiscal quarter ending March 31, 2008) to be less than 1.25 to 1.0.
     (d) General. For purposes of this Section 8.11, the financial covenants shall be calculated on a Pro Forma Basis as if the WFI Acquisition had occurred as of the first day of the fiscal quarter of the Borrower ending June 30, 2007.
8.12 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.
     (a) Amend, modify or change its Organization Documents in a manner adverse to the Lenders.
     (b) Change its fiscal year.
     (c) Without providing ten (10) days prior written notice to the Administrative Agent, in the case of any Loan Party, change its name, state of formation or form of organization.
8.13 Ownership of Subsidiaries.
     Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than the Borrower or any Wholly Owned Subsidiary) to own any Equity Interests of any Subsidiary, except to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Equity Interests of Foreign Subsidiaries, or (b) permit any Subsidiary to issue or have outstanding any shares of preferred Equity Interests.
8.14 Sale Leasebacks.
     Enter into any Sale and Leaseback Transaction involving property with a fair market value, individually or in the aggregate, in excess of $1,000,000.

8.15 Amendment to Certain Acquisition-Related Documents.
     (a) Amend or modify any of the terms of that certain Agreement dated as of March 9, 2007 between the Borrower and Wireless Facilities, Inc., or any other material document, agreement or instrument executed and/or delivered in connection with the Acquisition described in such agreement, if such amendment or modification would add or change any terms in a manner adverse to the Borrower or any Subsidiary or to the Lender.
     (b) Amend or modify any of the terms of any WFI Acquisition Documents if such amendment or modification would add or change any terms in a manner adverse to the Borrower or any Subsidiary or to the Lender.
8.16 Consolidated Capital Expenditures.
     Permit Consolidated Capital Expenditures, in the aggregate, during any fiscal quarter period of the Borrower set forth below to exceed the amount set forth below:
     (a) for the fiscal quarter ending June 30, 2007, $1,700,000;
     (b) for the fiscal quarter ending September 30, 2007, $1,100,000;
     (c) for the fiscal quarter ending December 31, 2007, $1,100,000; and
     (d) for the fiscal quarter ending March 31, 2008, $1,100,000.
8.17 Prepayment of Subordinated Debt, Etc.
     (a) Amend or modify any of the terms of any Subordinated Debt of any Loan Party or any Subsidiary.
     (b) Make any payment in respect of any Subordinated Debt except (i) if no Default exists or would result therefrom, the Borrower may prepay all (but not less than all) of the outstanding principal and accrued interest on the Seller Note with cash proceeds from the issuance of other Subordinated Debt, (ii) “payments in-kind” (which may include shares of common capital stock of the Borrower but shall not include cash), (iii) the Borrower may make scheduled quarterly payments of interest on the Seller Note so long as (A) no Default exists or would result therefrom and (B) after giving effect to such payments, the Consolidated Fixed Charge Coverage Ratio (as calculated on a Pro Forma Basis) would be at least 1.05 to 1.0, (iv) if no Default exists or would result therefrom, the Borrower may prepay any of the outstanding principal and accrued interest on the Seller Note with cash proceeds from any Equity Issuance of the Borrower occurring after the Closing Date and (v) as permitted by the Intercreditor Agreement.
ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES
9.01 Events of Default.
     Any of the following shall constitute an Event of Default:
     (a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three days after the same becomes due,

any interest on any Loan, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05 (solely with respect to the legal existence of the Borrower), 7.10 or 7.11, or Article VIII; or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days after the earlier of any Responsible Officer of the Borrower obtaining knowledge thereof or the Administrative Agent providing notice thereof to Borrower; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
     (e) Cross-Default. (i) The Borrower or any Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount; (ii) the Borrower or any Subsidiary fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or
     (f) Insolvency Proceedings, Etc. The Borrower or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

     (g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or
     (h) Judgments. There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
     (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
     (k) Change of Control. There occurs any Change of Control; or
     (l) Intercreditor Agreement. The Intercreditor Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or the satisfaction in full of all Obligations, ceases to be in full force and effect or is determined by any Governmental Authority or arbitral entity having jurisdiction to be void, unenforceable or otherwise not in full force and effect, in whole or in part, for any reason.
9.02 Remedies Upon Event of Default.
     If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan

Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
     (c) exercise on behalf of itself and the Lenders, all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.
9.03 Application of Funds.
     After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted by Section 8.03(d), ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders) in proportion to the respective amounts described in this clause Third held by them;
     Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted by Section 8.03(d), and (c) payments of amounts due under any Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders) in proportion to the respective amounts described in this clause Fourth held by them; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE X
ADMINISTRATIVE AGENT
10.01 Appointment and Authority.
     Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as expressly provided in Sections 10.06 and 10.10, provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
10.02 Rights as a Lender.
     The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.03 Exculpatory Provisions.
     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
10.04 Reliance by Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.05 Delegation of Duties.
     The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
10.06 Resignation of Administrative Agent.
     The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring

Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders, in consultation with the Borrower, appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
10.07 Non-Reliance on Administrative Agent and Other Lenders.
     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
10.08 No Other Duties; Etc.
     Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
10.09 Administrative Agent May File Proofs of Claim.
     In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations arising under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 11.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 11.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
10.10 Collateral and Guaranty Matters.
     The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,
     (a) at the request of the Borrower, to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;
     (b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i); and
     (c) at the request of the Borrower, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.
10.11 Intercreditor Agreement.
     Each of the Lenders hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof.

ARTICLE XI
MISCELLANEOUS
11.01 Amendments, Etc.
     No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Loan Parties, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that
     (a) no such amendment, waiver or consent shall:
     (i) extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.03 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);
     (ii) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;
     (iii) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary to (A) amend the definition of “Default Rate” or waive any obligation of the Borrower to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;
     (iv) change Section 2.11 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;
     (v) change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;
     (vi) release all or substantially all of the Collateral without the written consent of each Lender whose Obligations are secured by such Collateral; or
     (vii) release the Borrower without the consent of each Lender, or, except in connection with a transaction permitted under Section 8.04 or Section 8.05, all or substantially all of the value of the Guaranty without the written consent of each Lender whose Obligations are guarantied thereby; and
     (b) unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;
provided, however, that notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.
11.02 Notices; Effectiveness; Electronic Communications.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower or any other Loan Party or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
     Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrower and, the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
     (e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.03 No Waiver; Cumulative Remedies.
     No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
11.04 Expenses; Indemnity; and Damage Waiver.
     (a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights following the occurrence and during the continuance of an Event of Default (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
     (b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan

Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (e) Payments. All amounts due under this Section shall be payable not later than 30 days after demand therefor that includes appropriate documentation of such expenses.
     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
11.05 Payments Set Aside.
     To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,500,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto, assigned;
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Commitment if such assignment is to a Person that is not a Lender with a Revolving Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vii) of the Section 11.01(a) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.
     (e) Limitation on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act
11.07 Treatment of Certain Information; Confidentiality.
     Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives and to any direct or indirect contractual counterparty (or such contractual counterparty’s professional advisor) under any Swap Contract relating to Loans outstanding under this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Loan Party and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
     For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
11.08 Set-off.
     If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.09 Interest Rate Limitation.
     Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.10 Counterparts; Integration; Effectiveness; Amendment and Restatement.
     (a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     (b) The parties to the Existing Credit Agreement each hereby agrees that, at such time as this Agreement shall have become effective pursuant to the terms of Section 5.01, (a) the Existing Credit Agreement automatically shall be deemed amended and restated in its entirety by this Agreement, and (b) the Commitments under the Existing Credit Agreement and as defined therein automatically shall be replaced with the Commitments hereunder. This Agreement is not a novation of the Existing Credit Agreement.
11.11 Survival of Representations and Warranties.
     All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
11.12 Severability.
     If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11.13 Replacement of Lenders.
     If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (iv) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
     (d) such assignment does not conflict with applicable Laws; and
     (e) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender, and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
11.14 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY

AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
11.15 Waiver of Right to Trial by Jury.
     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.16 No Advisory or Fiduciary Responsibility.
     In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger, are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Loan Parties and their respective Affiliates. To the fullest extent permitted by law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
11.17 USA PATRIOT Act Notice.
     Each Lender            that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	LCC INTERNATIONAL, INC., a Delaware corporation

	By:	/s/ Louis Salamone Jr.

Name: Louis Salamone Jr.
Title: Executive Vice President & CFO

GUARANTORS:	LCC WIRELESS SERVICES, INC., a Delaware corporation
LCC DESIGN SERVICES, L.L.C., a Delaware limited liability company
LCC WIRELESS DESIGN SERVICES, L.L.C., a Delaware limited liability company

	By:	/s/ Louis Salamone Jr.

Name: Louis Salamone Jr.
Title: Executive Vice President & CFO

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Jessica L. Tencza

Name: Jessica L. Tencza
Title: Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender

	By:	/s/ Jessica L. Tencza

Name: Jessica L. Tencza
Title: Vice President

Schedule 2.01
Commitments and Applicable Percentages

	Revolving
Lender	Commitment	Pro Rata Shares
Bank of America, N.A.	$30,000,000.00	100.000000000%

TOTAL	$30,000,000.00	100.000000000%

Schedule 6.10
Insurance
(See attached from Aon)

US-BASED WORLDWIDE
INSURANCE COVERAGE PROGRAM
SUMMARY
2006-2007
March 6, 2007 Edition Date
Presented By:
Stephen C. Healey, CPCU, ARM
Vice President,
Aon Risk Services, Inc. of Washington, DC

1120 20th Street, Suite 600
Washington, DC 20036
Tel #202/223-0673
Fax #202/331-8409
www.aon.com

Aon Risk Services

Table of Contents

Property Coverage	Page 1

General Liability and Employee Benefits Liability	Page 6

Automobile Liability and Physical Damage (All States)	Page 8

Automobile Liability and Physical Damage (Virginia only)	Page 10

Excess/Umbrella Liability	Page 12

Aon Risk Services

THE FOLLOWING SERVES TO SUMMARIZE COVERAGE ONLY. THE ACTUAL POLICY
CONTRACTS CONTAIN ALL TERMS, CONDITIONS AND EXCLUSIONS THAT WILL
APPLY TO COVERAGE. THE ACTUAL POLICY WORDING WILL SUPERCEDE ANY
WORDING CONTAINED HEREIN.

Aon Risk Services

PACKAGE POLICY — PROPERTY COVERAGE

Carrier:	St. Paul Fire & Marine Insurance Company

Policy Number:	TE00801487

Policy Term:	December 15, 2006 to December 15, 2007

Premium:	$ 8,160 annual + $42 terrorism charge

Insured Perils:	“All Risks” of Direct Physical Loss, subject to terms, conditions, exclusions and limitations.

Valuation:	Replacement Cost / Agreed Amount – Property Actual Loss Sustained / Agreed Amount – Business Income/Extra Expense

Coinsurance:	100% – Waived by Agreed Amount

Description of Coverage:
1.   Policy pays for direct physical loss or damage to furniture and fixtures, EDP equipment and media, other contents, inventory and stock, unless excluded or limited in the form. Earthquake and flood is included.

2. Business interruption and extra expense coverage pays for loss of income and extra expenses incurred during the period of restoration.

Coverages/Limits: Per Occurrence	$1,700,000	Blanket Business Personal Property - Includes stock, furniture, fixtures, machinery, equipment, computer hardware, software, data, prototypes, etc. at Jones Branch Drive, McLean, VA. Other locations included in Unscheduled Loc. Limit. ($250,000 each)

	$1,800,000	Blanket Earnings (Business Income) and Extra Expense- Actual loss of earnings and extra expenses that result from necessary suspension of operations during period of restoration. Includes 365 days extended period of indemnity. Net income, continuing normal expenses including payroll and net income from royalties, prototypes, project research and development documentation.

PACKAGE POLICY — PROPERTY COVERAGE (Cont.)

Coverages/Limits (Cont.): Per Occurrence	$1,000,000	Flood Annual Aggregate per location schedule

	$1,000,000	Earthquake Annual Aggregate per location schedule

Additional Coverages/ Extensions Include: Per Occurrence	Blanket mortgagees and loss payees per agreement/contract

	$ 500,000	Accounts Receivable

	Included	Brands and Labels

	Up to 10% of Limit	Building Ordinances or Laws

	$10,000	Catastrophe Allowance

Covered except for spoilage		Change in Temperature

Covered up to full personal property limits		Computers

	25% or $1,000,000	Debris Removal (180 days)

	$ 25,000	Deferred Payments

	$ 25,000	Depositors Forgery

	$ 10,000	Employee Dishonesty/Theft

	$ 10,000	Endangered Property

Covered under unscheduled location limit		Exhibition

	$ 25,000	Extra Expense

	$ 25,000	Fine Arts

	Included	Fire Department Service Charge

	Included	Fire Protective Equipment

	$ 50,000	Minor Installation

	$ 25,000	Inventory and Appraisals

	$ 20,000	Money & Securities – Inside

	$ 10,000	Money & Securities – Outside

PACKAGE POLICY — PROPERTY COVERAGE (Cont.)

Additional Coverages/Extensions Include (Cont.):
$2,000,000	Newly Acquired Buildings (If building coverage exists – 180 days)

$1,000,000	Newly Acquired Personal Property -180 days

$ 50,000	Off Premises Utility Failure-Direct Damage

$ 25,000	Outdoor Property

$ 25,000	Personal Belongings-worldwide

$10,000	Random (Hacker) Attack or virus

Covered as personal property	Patterns, Molds & Dies

Included	Personal Belongings

$ 25,000	Portable Computer Equipment

$ 25,000	Pollution Clean-up and Removal (180 days)

$ 250,000	Property in Transit (Includes vehicle with test equipment)

$ 25,000	Property in Transit World Wide Coverage Extension

$ 25,000	Radioactive Contamination

$ 25,000	Rewards

Included	Sewer Backup

$ 100,000	Spoilage

Included	Underground Water Seepage

$ 250,000	Unscheduled Locations (misc. locations around US)

$ 500,000	Valuable Papers and Records Research

Included	Leasehold Interest Improvement & Betterments

Included	Electrical Damage (Includes Electrical Arcing, Power Surge, Brownout)

Included	Mechanical Breakdown

Available by Endorsement	Boilers (Includes Contingent Coverage)

PACKAGE POLICY — PROPERTY COVERAGE (Cont.)

Additional Coverages/ Extensions Include (Cont.):
	$25,000	Voluntary Surrender
As respects Blanket Earnings (Business Income) & Extra Expense:
	$25,000	Contract Penalties
	10%-$250,000 Worldwide	Dependent Properties
	30 Days	Interruption by Civil Authority
	$25,000	Inventory and Appraisals
	10% of limit up to $250,000	Newly Acquired Property-180 days/12 hr. ded.
	$25,000	Off Premises Utility Services
	$25,000	Pollution Clean-up and Removal
	$25,000	Property in Transit
	$25,000	Radioactive Contamination
	Included	Unscheduled/Temporary Locations
	Included	Ingress/Egress

Deductibles:
Per Occurrence	$5,000	All Property Coverages Except Blanket Earnings (Business Income) & Extra Expense
	25 Hours	Business Income & Extra Expense
	$25,000	Flood
	$25,000	Earthquake

Cancellation/Non-Renewal Notice:	60 Days, except for 10 Days for Non-Payment Reasons

Exclusions:	Exclusions and Conditions usual to the St. Paul Commercial Property Contract. Mold and bacteria included.

Rating Basis:	Per $100 of Property Values

Carrier:
Policy Number:
Policy Term:
Premium:
Description of Coverage:
Limits:
Deductible:
Project:

PACKAGE POLICY — GENERAL LIABILITY & EBL COVERAGE

Carrier:	St. Paul Fire & Marine Insurance Company

Policy Number:	TE00801487

Policy Term:	December 15, 2006 to December 15, 2007

Premium:	$71,923 est. annual I + $1,384 charge for terrorism

Description of Coverage:	1.		Policy pays those sums you become legally obligated to pay as damages because of bodily injury, personal or advertising injury, or property damage.

	2.		Policy pays those sums you become legally obligated to pay as damages arising from negligent acts, errors or omissions in the “administration” of employee benefit plans (EBL).

Coverages/Limits:		$1,000,000	Each Occurrence
		$1,000,000	Personal & Advertising Injury
		$2,000,000	General Aggregate
		$2,000,000	Products & Completed Operations Aggregate
		$1,000,000	Premises Damage
		$10,000	Medical Expenses

Employee Benefits Liability (Claims Made):
		$1,000,000	Per Error – EBL
		$3,000,000	Aggregate – EBL
		N/A	Retroactive Date
		$1,000,000	“Stop Gap” Employer’s Liability-Puerto Rico
Deductible:		$1,000	Employee Benefits Liability only

Cancellation/Non-Renewal Notice:	60 Days, except for 10 Days for Non-Payment Reasons

PACKAGE POLICY — GENERAL LIABILITY COVERAGE (Cont.)

Coverage Includes:	•	Additional Protected Persons: real estate managers, newly acquired or formed organizations (if you own more than 50% of it), landlords, equipment lessors, employees and volunteers, vendors, persons or organizations as required by contract, unnamed subsidiaries.
	•	Separation of Protected Persons
	•	Premises/Operations
	•	Independent Contractors
	•	Products/Completed Operations
	•	Uninsured contractors as LCC employees
	•	Blanket Contractual
	•	Watercraft – up to 75 feet
	•	Personal Injury
	•	Advertising Injury
	•	Worldwide Coverage (If suit is brought to U.S.A.)
	•	Host Liquor Liability
	•	Fellow Employee
	•	Waiver of Rights of Recovery – as required by contract
	•	Limited Sudden & Accidental Pollution Bodily Injury and Property Damage

Exclusions Include:	•	Intellectual Property
	•	Computer Professional Services Exclusion
	•	Architects, Engineers, Surveyors Exclusion
	•	Asbestos;
	•	Electromagnetic radiation;
	•	Unsolicited communications liability
	•	Mold, other fungi or bacteria;
	•	Other Exclusions and Conditions usual to the St. Paul Commercial General Liability Contract.

Rating Basis:	Per $1,000 of Revenues, subject to Audit

PACKAGE POLICY — AUTOMOBILE LIABILITY & PHYSICAL DAMAGE
COVERAGE (“ALL OTHER STATES” EXCEPT VIRGINIA)

Carrier:	St. Paul Fire & Marine Insurance Company

Policy Number:	TE00801487

Policy Term:	December 15, 2006 to December 15, 2007

Premium:	$ 0 annual (all vehicles deleted)

Description of Coverage:	1.		Policy pays sums you legally must pay as damages because of bodily injury and property damage caused by an accident arising from the ownership, maintenance or use of a covered automobile. “Non-owned”/Hired included.

	2.		Policy pays for loss to a covered automobile or its equipment under comprehensive and/or collision.

Coverages/Limits:		$1,000,000	Bodily Injury and Property Damage – Each Accident
		$1,000,000	Uninsured/Underinsured Motorists
		$5,000	Medical Payments Limit
	Included		Non-owned/Hired Auto Liability
		$35,000	Hired Physical Damage
Personal Injury Protection			Where Applicable

Deductibles:			None for liability;
		$1,000	Comprehensive
		$1,000	Collision

Hired Car Physical Damage
		$1,000	Comprehensive
		$1,000	Collision

PACKAGE POLICY — AUTOMOBILE LIABILITY & PHYSICAL DAMAGE
COVERAGE (“ALL OTHER STATES” EXCEPT VIRGINIA) (Cont.)

Cancellation/Non-Renewal Notice:	60 Days, except for 10 Days for Non-Payment Reasons

Special Conditions Include:	•	Employees as Additional Insureds
	•	Fellow Employee suits not excluded
	•	Lessors as additional insureds and loss payees
	•	Rental Reimbursement: $40/Day for 30 Days; $1,200/Maximum
	•	Mexico extension

Exclusions:	Exclusions and Conditions usual to the St. Paul Commercial Business Auto Contract

Rating Basis:	Per Vehicle and cost of hire and no. employees (no insured vehicles at present)

AUTOMOBILE LIABILITY & PHYSICAL DAMAGE POLICY
(VIRGINIA)

Carrier:	St. Paul Fire & Marine Insurance Company

Policy Number:	TE00801486

Policy Term:	December 15, 2006 to December 15, 2007

Premium:	$ T.B.D. annual subject to changes during the year

Description of Coverage:
1.    Policy pays sums you legally must pay as damages because of bodily injury and property damage caused by an accident arising from the ownership, maintenance or use of a covered automobile. “Non-owned”/Hired included.

2. Policy pays for loss to a covered automobile or its equipment under comprehensive and/or collision.

Coverages/Limits:	$1,000,000	Bodily Injury and Property Damage – Each Accident

	$1,000,000	Uninsured/Underinsured Motorists

	$5,000	Medical Payments Limit

	Included	Non-owned/Hired Auto Liability

	$35,000	Hired Physical Damage

Deductibles:	$1,000	Comprehensive

	$1,000	Collision

Hired Car Physical Damage:

	$1,000	Comprehensive

	$1,000	Collision

Cancellation/
Non-Renewal Notice:	60 Days, except for 10 Days for Non-Payment Reasons

Special Conditions	• Employees as Insureds
Include:	• Fellow Employees (not valid for VA but elsewhere)
• Lessors as Additional Insureds and loss payees.
• Rental Reimbursement: $40/Day for 30 Days; $1,200/Maximum

AUTOMOBILE LIABILITY & PHYSICAL DAMAGE POLICY
(VIRGINIA) (Cont.)

Exclusions:	Exclusions and Conditions usual to the St. Paul Commercial Business Auto Contract.

Rating Basis:	Per Vehicle and cost of hire and no. employees (no vehicles insured)

PACKAGE POLICY — EXCESS/UMBRELLA LIABILITY COVERAGE

Carrier:	St. Paul Fire & Marine Insurance Company

Policy Number:	TE00801487

Policy Term:	December 15, 2006 to December 15, 2007

Premium:	$ 34,145annual + $973 for terrorism

Description of Coverage:	Coverage A.
Policy pays amounts you are legally required to pay as damages for injury or damage in excess of your primary insurance. Coverage B.

Policy pays amounts you are legally required to pay as damages for injury or damage in that is not covered by your primary insurance, unless otherwise excluded by this policy.

Please see next page for schedule of underlying insurance.

Limits:	$5,000,000	Each Occurrence
	$5,000,000	Personal & Advertising Injury
	$5,000,000	General Aggregate
	$5,000,000	Products & Completed Operations Aggregate

Deductible:	$10,000	Umbrella only (not excess)

Cancellation/
Non-Renewal Notice:	60 Days, except for 10 Days for Non-Payment Reasons

Territory:	Worldwide

PACKAGE POLICY — EXCESS/UMBRELLA LIABILITY COVERAGE
(Cont.)

Exclusions/Special
Conditions Include:
•	Intellectual Property Exclusion

•	Control of Property Exclusion

•	Computer Professional Exclusion

•	Engineers, Architects, Surveyors Exclusion

•	Foreign Limitation Endorsement

•	Asbestos liability

•	Employment practices liability

•	Mold, other fungi or bacteria

•	Electromagnetic radiation

•	Automobile Limitation Endorsement (required in VA)

•	Defense applies in Addition to Limits of Liability

•	Worldwide Coverage

•	Other Exclusions and Conditions usual to the St. Paul Umbrella Liability Contract.

Schedule of Underlying Insurance:

General Liability	$2,000,000 Aggregate
Carrier: St. Paul	$2,000,000 Products & Completed Operations Aggregate
Policy #TE00801487	$1,000,000 Each Occurrence
Term: 12/15/06-0	$1,000,000 Personal & Advertising Injury
$1,000,000 Premises Damage

Foreign General Liability	$2,000,000 Aggregate
Carrier: Chubb	$2,000,000 Products & Completed Operations Aggregate
Policy #3581-37-78	$1,000,000 Each Occurrence
Term: 12/15/06-07	$1,000,000 Personal & Advertising Injury
$1,000,000 Premises Damage

Employee Benefits Liability	$1,000,000 Per Error (Claims Made)
Carrier: St. Paul	$3,000,000 Aggregate (Claims Made)
Policy #TE00801487
Term: 12/15/06-07

PACKAGE POLICY — EXCESS/UMBRELLA LIABILITY COVERAGE
(Cont.)

Schedule of Underlying Insurance:

Foreign Employee Benefits Liab.	$1,000,000 Each Claim (Claims-Made)
Carrier: Chubb	$1,000,000 Aggregate (Claims-Made)
Policy #3581-37-78
Term: 12/15/06-07

Automobile Liability	$1,000,000 Bodily Injury & Property Damage — CSL
Carrier: St. Paul
Policy #TE00801487
Term: 12/15/06-07

Automobile Liability (VA)	$1,000,000 Bodily Injury & Property Damage — CSL
Carrier: St. Paul
Policy #TE00801486
Term: 12/15/06-07

Foreign Contingent Auto Liability	$1,000,000 Bodily Injury & Property Damage — CSL
Carrier: Chubb
Policy #3581-37-78
Term: 12/15/06-07

Employers Liability	$1,000,000 Bodily Injury by Accident – each accident
Carrier: Twin City (Hartford)	$1,000,000 Bodily Injury by Disease – policy limit
Policy #44 WE OD 3009	$1,000,000 Bodily Injury by Disease – each employee
Term: 12/15/06-07

Foreign Employers Liability	$1,000,000 Bodily Injury by Accident — each accident
Carrier: Chubb	$1,000,000 Bodily Injury by Disease — policy limit
Policy #3581-37-78	$1,000,000 Bodily Injury by Disease — each employee
Term: 12/15/06-07

SECOND EXCESS LAYER/UMBRELLA LIABILITY COVERAGE

Carrier:	Federal Insurance Co. (Chubb)

Policy Number:	9363-37-22 BAL

Policy Term:	December 15, 2006 to December 15, 2007

Premium:	$30,300 annual (incl. $300 terrorism charge)

Description of Coverage:	Policy pays sums you become legally obligated to pay as damages in excess of the primary St. Paul $5MM limit of liability.

Limits:	$15,000,000 Limit of liability each occurrence and aggregate.

Deductible:	None

Cancellation/Non-Renewal Notice:	60 Days, except for 10 Days for Non-Payment Reasons

Territory:	Worldwide

COVERAGE SUMMARY

Schedule 6.13
Subsidiaries

Jurisdiction
of
Name of Subsidiary	Organization	Ownership
LCC Wireless Services Inc.	United States	100% LCC International

LCC Design Services, L.L.C.	United States	100% LCC International

LCC Wireless Design Services, L.L.C.	United States	100% LCC International

LCC Wireless Engineering Services Limited	United Kingdom	100% LCC International

LCC do Brasil, Ltda.[1]	Brazil	99% LCC International, 1% LCC Design Services

LCC Pakistan Private Ltd.	Islamabad	100% LCC UK, Ltd.

LCC, United Kingdom, Limited	United Kingdom	100% LCC International

[1]	This entity is in the process of being sold. See Form 10-Q filed with the Securities and Exchange Commission November 13, 2006.

Jurisdiction
of
Name of Subsidiary	Organization	Ownership
LCC Deployment Services, UK, Ltd.	United Kingdom	100% LCC UK, Ltd.

LCC Algeria (UK), LLP	United Kingdom	50% LCC UK, LTD, 50% LCC Design Services, L.L.C.

LCC Engineering and Deployment Services Misr Limited	Egypt	99% LCC UK Ltd & 1% LCC Deployment Services UK Ltd

LCC Southern Europe Holdings	Italy	95% LCC UK Ltd., 5% LCC International, Inc.

LCC Italia, SRL	Italy	99% LCC SEH, 1% LCC UK Ltd.

LCC Wireless Communications Espana, SA	Spain	70% LCC UK, 30% LCC Deployment Services UK

Detron LLC Network Services, B.V.	Netherlands	100% LCC UK

LCC International GMBH	Germany	100 % Detron LCC

LCC Design and Deployment Services Ltd.	Greece	99% LCC UK, 1% LCC Deployment Services UK

LCC India Private Limited[2]	India	100% LCC UK

[2]	This entity is in the process of being brought into compliance for the purposes of dissolution.

Jurisdiction
of
Name of Subsidiary	Organization	Ownership
LCC Middle East Holdings, Inc.	United States	100% LCC International, Inc.

LCC Middle East FZ-LLC	Dubai	100% LCC Middle East Holdings

LCC International Consulting (Shanghai) Company LTD. (WFOE)[3]	China	100% LCC International

LCC Bright Oceans Communications Consulting Co. Ltd.	China	This is a joint venture that is in the final process of dissolution.

LCC Asia Pacific, PTE, LTD.[4]	Singapore	100% LCC International

LCC China Services, LLC	United States	100% LCC International

EURL LCCUK Algeria	Algeria	100% LCC UK

LCC Projects BV	Netherlands	100% LCC Detron B.V.

LCC Professionals BV	Netherlands	100% LCC Detron B.V.

LCC Fixed BV	Netherlands	100% LCC Detron B.V.

LCC UK — Saudi Branch	Saudi Arabia	LCC United Kingdom Ltd.

[3]	This entity is in the process of being brought into compliance for the purposes of dissolution.
[4]	This entity is in the process of being brought into compliance for the purposes of dissolution.

Jurisdiction
of
Name of Subsidiary	Organization	Ownership
LCC UK — Spain Branch	Spain	LCC United Kingdom Ltd.

LCC UK – Australian Branch[5]	Australia	LCC United Kingdom Ltd.

Wireless Facilities International, Ltd.	United Kingdom	100% LCC Wireless Engineering Services Limited

WFI France SARL	France	100% LCC Wireless Engineering Services Limited

Wireless Facilities International Germany GmbH	Germany	100% Wireless Facilities International, Ltd.

Wireless Facilities Telekomunikasyon Servis Limited	Turkey	90% Wireless Facilities International, Ltd; 10% WFI Scandinavia AB

WFI Scandinavia AB	Sweden	100% Wireless Facilities International, Ltd.

Questus Limited	United Kingdom	100% Wireless Facilities International, Ltd.

[5]	This entity is in the process of being brought into compliance for the purposes of dissolution.

Schedule 6.17
Intellectual Property
Patents

REPLACEABLE OUTER COVER FOR PERSONAL COMMUNICATION DEVICE	08/760,876	5,923,752
SYSTEMS AND METHODS FOR DETERMINING SIGNAL COVERAGE	09/929,034	6,959,189
SYSTEMS AND METHODS FOR DETERMINING SIGNAL COVERAGE	09/987,111	7,113,753
METHODS APPARATUS, AND SYSTEMS FOR SIMULATION OF MIXED TRAFFIC IN A WIRELESS NETWORK	10/391,523	n/a
Trademarks

			APPLICATION /
MARK	COUNTRY	STATUS	REGISTRATION	GOOD/SERVICES
LCC	UNITED STATES	Registered 06/08/1999	2,251,141	Computer hardware and software for use in the design, site selection and acquisition, construction, testing maintenance and optimization of wireless telecommunications systems.

LCC	UNITED STATES	Registered 08/24/1999	2,271,678	Consulting services related to the preparation of applications for wireless telecommunications licenses and subsequent regulatory filings; and engineering services related to design, site selection and acquisition, construction, testing, maintenance and optimization of wireless telecommunications systems.

			APPLICATION /
MARK	COUNTRY	STATUS	REGISTRATION	GOOD/SERVICES
LCC (& Design) (as amended)	UNITED STATES	Registered 11/05/1991. Renewed as amended.	1,663,246	Engineering services related to the design and testing of cellular telephone networks systems and networks.

LCC INTERNATIONAL, INC.	UNITED STATES	Registered 10/25/2005	3,008,384	Consulting services related to the preparation of applications for wireless telecommunications licenses and subsequent regulatory filings; and engineering services related to design, site selection and acquisition, construction, testing, maintenance and optimization of wireless telecommunication systems.

Three Chevrons Design	UNITED STATES	Registered 10/22/2002	2,638,642	Engineering serbices related to the design and testing of cellular telephone systems and networks; consulting services related to the preparation of applications for wireless telecommunications licenses and subsequent regulatory filings; and engineering services related to the design, site selection and acquisition, construction, testing, maintenance and optimization of wireless telecommunications systems.

WINDS	UNITED STATES	Registered 08/08/2000	2,374,877	Computer software for tracking, forecasting and reporting on the deployment of telecommunications projects, namely, the design, implementation and operation of telecommunication networks.

			APPLICATION /
MARK	COUNTRY	STATUS	REGISTRATION	GOOD/SERVICES
WIRELESS INSTITUTE OF LCC	UNITED STATES	Registered 08/06/2002	2,603,865	Educational and training services, namely, conducting classes and seminars in the fields of wireless technologies, broadband technologies, network deployment, radio frequency safety, and professional and management skills.

WIVIEW	UNITED STATES	Pending w/ Filing Date of 07/24/2006	Serial Number 76/663549	To be determined because reply to Office Action due prior to 6/26/06
Copyrights

Title of Work	Registration Number	Effective Date
NetStats	TXu 937013	02/10/2000
NetOptimizer	TXu 937-012	02/10/2000
NetView	TXu-811-915	12/03/1997

Schedule 6.20(a)
Real Property
Leased property:
7925 Jones Branch Drive
McLean, VA 22102
We are moving offices to new leased space as of July 1, 2007 at:
7900 Westpark Drive
McLean, VA 22102
Leased property at:
27401 Los Altos Blvd
Suite 220
Mission Viejo, CA 92691-6316

Schedule 6.20(b)
Locations of Tangible Personal Property
1. 11440 Commerce Park Drive, Reston, VA
2. 2701 W. Plano Parkway, Suite 400, Plano, TX 75075
3. 4810 Eastgate Mall, San Diego, CA
4. In addition to the locations specified on Schedule 6.20(a) and above, items such as personal computers that are possession of our employees at client sites and their home office locations.

Schedule 6.20(c)
Location of Chief Executive Office and TINs
7925 Jones Branch Drive
McLean, VA 22102
Taxpayer identification numbers:
LCC International, Inc. 54-1807038
LCC Design Services, LLC 54-1721751
LCC Wireless Design Services, LLC 56-2374735
LCC Wireless Services, Inc. 54-1831474
Organizational identification numbers:
LCC International, Inc. 2630284
LCC Design Services, LLC 2419315
LCC Wireless Design Services, LLC 3678996
LCC Wireless Services, Inc. 2683452

Schedule 6.20(d)
Changes in Legal Name, State of Formation and Structure
     LCC Wireless Services, Inc. prior to August 21, 2006 was named “LCC Telecom Management Services.”

Schedule 8.01
Liens Existing on the Closing Date
Trademark security interest recording in favor of Chase Manhattan Bank against certain IP Rights of the Borrower. This recording does not evidence any outstanding debt or any outstanding commitments to extend debt. The Borrower agrees to use commercially reasonable efforts to obtain a release of this recording.
Lien in favor of Nokia Inc. in certain property transferred to Nokia Inc. prior to the Closing Date and an account related thereto
Lien in favor of Trimble Financial Service in certain leased equipment
Cash collateral securing the letters of credit and surety bonds described on Schedule 8.03

Schedule 8.02
Investments Existing on the Closing Date
Approximately 18% equity interest in LCC Egypt

Schedule 8.03
Indebtedness Existing on the Closing Date
Performance bonds for a total of approximately $840,000 in connection with our overseas operations for LCC Italia, S.R.L., LCC Wireless Communications Espana, SA and LCC United Kingdom Limited and the Saudi branch office.
Letter of credit for approximately $28,000 with respect to the sublease on the LCC United Kingdom, Ltd. Baker street lease by LCC International, Inc.

Schedule 11.02
Certain Addresses for Notices

If to any Loan Party:	With a copy to:

LCC International, Inc.	LCC International, Inc.
7925 Jones Branch Drive	7925 Jones Branch Drive
McLean, VA 22102	McLean, VA 22102
Attention: Chief Financial Officer	Attn: General Counsel
Office telephone: (703) 873-2000	Office telephone: (703) 873-2000
Direct telephone: (703) 873-2380	Direct telephone: (703) 873-2910
Fax: (703) 873-2900	Fax: (703) 873-2300

If to the Lender

For Loan Notices and Payments:	For All Other Notices:

Bank of America, N.A.	Bank of America, N.A.
8300 Greensboro Drive	8300 Greensboro Drive
McLean, VA 22102-3604	McLean, VA 22102-3604
Attention: Vickie Colby	Attention: Jessica Tencza Shaner
Telephone: 703.761.8571	Telephone: 703.761.8558
Facsimile: 866.743.9264	Facsimile: 703.761.8113
Email:vickie.a.colby@bankofamerica.com	Email:jessica.tencza@bankofamerica.com

Exhibit 2.02
FORM OF LOAN NOTICE
Date:                     , 20 _
To:	Bank of America, N.A., as Administrative Agent

Re:	Amended and Restated Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of May 29, 2007 among LCC International, Inc., a Delaware corporation (the “Borrower”), the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A. (the “Administrative Agent”). Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
Ladies and Gentlemen:
The undersigned hereby requests (select one):
☐ Borrowing of Revolving Loans

☐ conversion or continuation of Revolving Loans
1.	On (which is a Business Day).

2.	In the amount of $ .

3.	Comprised of .

[Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.
With respect to any Borrowing or any conversion or continuation requested herein, the Borrower hereby represents and warrants that (i) in the case of a Borrowing, such request complies with the requirements of Section 2.01 of the Credit Agreement and (ii) in the case of a Borrowing or any conversion or continuation, each of the conditions set forth in Section 5.02 of the Credit Agreement have been satisfied on and as of the date of such Borrowing or such conversion or continuation.

LCC INTERNATIONAL, INC., a Delaware corporation
By:
Name:
Title:

Exhibit 2.09(a)
FORM OF NOTE
                    , 20 __
     FOR VALUE RECEIVED, LCC INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to [                    ] or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of May 29, 2007 among the Borrower, the Guarantors identified therein, the Lender, the other lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Credit Agreement.
     The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
     This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
     The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its duly authorized officer as of the day and year first above written.

LCC INTERNATIONAL, INC., a Delaware corporation
By:
Name:	Louis Salamone Jr.,
Title:	Executive Vice President and Chief Financial Officer

Exhibit 7.02(b)
FORM OF COMPLIANCE CERTIFICATE
For the fiscal quarter/year ended                                         , 20 ___.
     I,                                         , [Title] of LCC INTERNATIONAL, INC. (the “Borrower”) hereby certify that, to the best of my knowledge and belief, with respect to that certain Amended and Restated Credit Agreement dated as of May 29, 2007 (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”; all of the defined terms in the Credit Agreement are incorporated herein by reference) among the Borrower, the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent:
(a)	The company-prepared financial statements attached hereto as Schedule 1 are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from normal year-end audit adjustments.

(b)	Since (the date of the last similar certification, or, if none, the Closing Date) no Default or Event of Default has occurred under the Credit Agreement;

(c)	To the extent required by Section 7.12 of the Credit Agreement, the Borrower ☐ has ☐ has not (check one) delivered a Joinder Agreement (and the related documents required by Section 7.12 of the Credit Agreement) to the Administrative Agent with respect to each Domestic Subsidiary that was created or acquired during the fiscal period referred to above.

(d)	☐ Attached hereto as Schedule 2 are updates to Schedules 6.13, 6.17, 6.20(a), 6.20(b), 6.20(c) and 6.20(d) to the Credit Agreement, as appropriate, or ☐ there are no updates to any of such Schedules at this time (check one).
     Delivered herewith are calculations demonstrating compliance by the Loan Parties with the financial covenants contained in Section 8.11 of the Credit Agreement as of the end of the fiscal period referred to above.
     This                      day of                     , 20 ___.

LCC INTERNATIONAL, INC., a Delaware corporation
By:
Name:
Title:

Schedule 1
Computation of Financial Covenants

Schedule 2
Updated Schedules 6.13, 6.17, 6.20(a), 6.20(b), 6.20(c) and 6.20(d)

Exhibit 7.02(c)
FORM OF BORROWING BASE CERTIFICATE
     For the fiscal month ended                                         , 20 ___.
     I,                                         ,                                          of LLC International, Inc. (the “Borrower”) hereby certify that, to the best of my knowledge and belief, with respect to that certain Amended and Restated Credit Agreement dated as of May 29, 2007 (as amended, restated, extended, increased, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; all of the defined terms in the Credit Agreement are incorporated herein by reference) among the Borrower, the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent, the computations attached as Schedule 1 hereto are true and correct and all items included in the Borrowing Base satisfy the eligibility requirements set forth in the Credit Agreement.

LCC INTERNATIONAL, INC.
By:
Name:
Title:

Schedule 1
TO BORROWING BASE CERTIFICATE

	ELIGIBLE ACCOUNTS RECEIVABLE	ACTUAL

(a)	aggregate book value of all accounts receivable, receivables, and obligations for payment created or arising from the sale of inventory or the rendering of services in the ordinary course of business (“Receivables”), owned by or owing to any of the Borrower or its Subsidiaries and for which an invoice has been prepared and delivered net of allowances and reserves

(b)	any Receivable which is subject to any Lien that is not a Permitted Lien

(c)	Receivables evidenced by notes, chattel paper or other instruments, unless such notes, chattel paper or instruments have been delivered to and are in the possession of the Administrative Agent

(d)	Receivables owing by an account debtor which is not solvent or is subject to any bankruptcy or insolvency proceeding of any kind

(e)	Receivables which are contingent or subject to offset, deduction, counterclaim, dispute or other defense to payment, in each case to the extent of such offset, deduction, counterclaim, dispute or other defense

(f)	Receivables for which any direct or indirect Subsidiary or any Affiliate of the Company is the account debtor

(g)	Receivables representing a sale to the government of the United States or any subdivision thereof unless the Federal Assignment of Claims Act has been complied with to the satisfaction of the Administrative Agent with respect to the granting of a security interest in such Receivable, with or other similar applicable law

(h)	Receivables which fail to meet such other specifications and requirements as may from time to time be established by the Administrative Agent in its reasonable discretion

(i)	Value of Eligible Accounts Receivable (a minus [b+c+d+e+f+g+h])

	BORROWING BASE[1]	ACTUAL

I.	ELIGIBLE DOMESTIC ACCOUNTS RECEIVABLE

(a)	all Eligible Accounts Receivable owing by an account debtor located within the United States to a Loan Party

(b)	Eligible Accounts Receivable which are not subject to a perfected, first priority Lien in favor of the Administrative Agent to secure the Obligations

(c)	Eligible Accounts Receivable which are more than 90 days past due (net of reserves for bad debts in connection with any such Eligible Accounts Receivable)

(d)	100% of the book value of any Eligible Accounts Receivable that are not otherwise excluded by clause (c) above but are owing from an account debtor with respect to which more than 50% of the total book value of Eligible Accounts Receivable owing from such an account debtor are excluded by clause (c) above

(e)	value of Eligible Domestic Accounts Receivable (a minus [b+c+d]) x 80%

[1]	Descriptions are provided merely for convenience. Please refer to the Credit Agreement.

	BORROWING BASE[1]	ACTUAL

II.	ELIGIBLE FOREIGN ACCOUNTS RECEIVABLE

(a)	all Eligible Accounts Receivable owing by an account debtor located outside of the United States but not located in Algeria or Saudi Arabia

(b)	Eligible Accounts Receivable which are more than 90 days past due (net of reserves for bad debts in connection with any such Eligible Accounts Receivable)

(c)	100% of the book value of any Eligible Accounts Receivable that are not otherwise excluded by clause (b) above but are owing from an account debtor with respect to which more than 50% of the total book value of Eligible Accounts Receivable owing from such account debtor are excluded by clause (b) above

(d)	Value of Eligible Foreign Accounts Receivable (a minus [b+c]) x 75%

III.	ELIGIBLE S&A ACCOUNTS RECEIVABLE

(a)	all Eligible Accounts Receivable owing by an account debtor located in Algeria or Saudi Arabia

(b)	Value of Eligible S&A Accounts Receivable (a) x 25%

IV.	ELIGIBLE UNBILLED RECEIVABLES

(a)	the aggregate book value of all accounts receivable, receivables, and obligations for payment created or arising from inventory sold or services rendered by any of the Borrower and its Subsidiaries in the ordinary course of business for which an invoice has not been prepared and delivered to the account debtor

(b)	any Receivable which is (i) in the case of such accounts receivable owed to Loan Parites, not subject to a perfected, first priority Lien in favor for the Administrative Agent to secure the Obligations or (ii) subject to any Lien that is not a Permitted Lien

(c)	Receivables that are or will be owed by an account debtor that is located in Algeria or Saudi Arabia

(d)	Receivables with respect to which more than 90 days has elapsed since the date of the related sales or services giving rise thereto

(e)	Receivables which fail to meet such other specifications and requirements as may from time to time be established by the Administrative Agent in its reasonable discretion

(f)	Value of Eligible Unbilled Receivables (a minus [b+c+d+e]) x 50%

V.	ELIGIBLE UNBILLED S&A RECEIVABLES

(a)	the aggregate book value of all accounts receivable, receivables, and obligations for payment created or arising from inventory sold or services rendered by any of the Borrower and its Subsidiaries in the ordinary course of business for which an invoice has not been prepared and delivered to the account debtor

(b)	any Receivable which is subject to any Lien that is not a Permitted Lien

(c)	Receivables that are or will be owed by an account debtor that is not located in Algeria or Saudi Arabia

(d)	Receivables with respect to which more than 90 days has elapsed since the date of the related sales or services giving rise thereto

	BORROWING BASE[1]	ACTUAL

(e)	Receivables which fail to meet such other specifications and requirements as may from time to time be established by the Administrative Agent in its reasonable discretion

(f)	Value of Eligible Unbilled S&A Receivables (a minus [b+c+d+e]) x 25%

VI.	BORROWING BASE

I(e) + II(d) + III(b) + IV(f) + V(f)

Exhibit 7.12
FORM OF JOINDER AGREEMENT
     THIS JOINDER AGREEMENT (the “Agreement”), dated as of                     , 20___, is by and between                     , a                      (the “New Subsidiary”), and BANK OF AMERICA, N.A., in its capacity as Administrative Agent under the Amended and Restated Credit Agreement (as amended, modified, supplemented, increased or extended from time to time, the “Credit Agreement”) dated as of May 29, 2007, among LCC INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. All of the defined terms in the Credit Agreement are incorporated herein by reference.
     The Loan Parties are required by Section 7.12 of the Credit Agreement to cause the New Subsidiary to become a “Guarantor”.
     Accordingly, the New Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:
     1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent, as provided in Article IV of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.
     2. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Security Agreement and an “Obligor” for all purposes of the Security Agreement, and shall have all the obligations of an Obligor thereunder as if it had executed the Security Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting generality of the foregoing terms of this paragraph 2, the New Subsidiary hereby grants to the Administrative Agent, for the benefit of the Lenders, a continuing security interest in, and a right of set off against any and all right, title and interest of the New Subsidiary in and to the Collateral (as such term is defined in Section 2 of the Security Agreement) of the New Subsidiary. The New Subsidiary hereby represents and warrants to the Administrative Agent that:
     (i) Schedule 1 attached hereto lists the chief executive office, U.S. tax payer identification number and organizational identification number of the New Subsidiary.
     (ii) Schedule 2 attached hereto lists all real property located in the United States that is owned or leased by the New Subsidiary.
     (iii) The New Subsidiary’s legal name and jurisdiction of organization is as shown on the signature pages hereto and the New Subsidiary has not during the five years preceding the date hereof (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure except as set forth in Schedule 3 attached hereto.
     (iv) Schedule 4 attached hereto lists all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by the New Subsidiary.

     (v) Schedule 5 attached hereto sets forth all Commercial Tort Claims seeking damages in excess of [$___] before any Governmental Authority by or in favor of the New Subsidiary. Schedule 2(d) to the Security Agreement is deemed amended to include the Commercial Tort Claims set forth on Schedule 5 hereto.
     (vi) Schedule 6 hereto sets forth all locations where any tangible personal property that is owned or leased by the New Subsidiary as of the date hereof (other than those locations set forth on Schedule 2).
     (vii) Schedule 7 hereto sets forth (i) the issued and outstanding Equity Interests owned by the New Subsidiary of each Domestic Subsidiary and (ii) 66% (or, if less, the full amount owned by the New Subsidiary) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) owned by the New Subsidiary in each Foreign Subsidiary. Schedule 1(b) to the Security Agreement is deemed amended to include the Equity Interests set forth on Schedule 7 hereto.
     3. The address of the New Subsidiary for purposes of all notices and other communications is the address set forth for all Loan Parties in Section 11.02 of the Credit Agreement.
     4. The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary under Article IV of the Credit Agreement upon the execution of this Agreement by the New Subsidiary.
     5. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.
     6. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the New Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officers, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[SUBSIDIARY]
By:
Name:
Title:

Acknowledged and accepted: BANK OF AMERICA, N.A.,as Administrative Agent
By:
Name:
Title:

Exhibit 11.06
FORM OF ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	LCC International, Inc., a Delaware corporation

4.	Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Amended and Restated Credit Agreement dated as of May 29, 2007 among Borrower, the Guarantors party thereto, the Lenders parties thereto and Bank of America, N.A., as Administrative Agent

[1]	Select as applicable.

     6. Assigned Interest:

	Aggregate Amount of	Amount of
	Commitment/Loans for	Commitment/Loans	Percentage Assigned of
Facility Assigned[2]	all Lenders*	Assigned*	Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%
[7. Trade Date:                     ] 4
Effective Date:                      ___, 20 ___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[Consented to and]5 Accepted:
BANK OF AMERICA, N.A. as Administrative Agent

By

Title:

[LCC INTERNATIONAL, INC.][6]

By

Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment”, etc.).

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[5]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[6]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.